UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.       )

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Six Flags Entertainment Corporation
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SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050

March 19, 2019

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on Wednesday, May 1, 2019, at 2:00 p.m., Eastern Time, at the Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017. Details regarding the business to be conducted at the Annual Meeting are described in the accompanying notice and proxy statement.

Our dedicated and talented employees achieved the Company’s 9th consecutive year of record revenue and guest satisfaction scores. In 2018, we made notable progress to advance all five of our major growth areas:

■	upgraded our membership program by offering four premium-priced tiers with enhanced benefits, and launched a membership loyalty program;
■	raised admission prices, even as we improved our value for money ratings;
■	increased in-park spending, mainly through sales of all season dining passes;
■	integrated five new domestic parks into our portfolio; and
■	grew revenue from our international agreements.

This success demonstrates the power of our strategy, the consistent execution of our growth platforms, and the highest delivery of excellence for our guests.

Our Board of Directors continues to fulfill its critical mission of providing active engagement and oversight of the Company’s long-term strategy, execution of business objectives, leadership, and risk management to ensure the Company is well positioned to continue creating value for our stockholders over the long-term.

On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued investment and support.

YOUR VOTE IS VERY IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, we hope you will please cast your vote as soon as possible via the Internet, telephone or mail.

Sincerely,

JIM REID-ANDERSON
Chairman, President and Chief Executive Officer

SIX FLAGS ENTERTAINMENT CORPORATION

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time

May 1, 2019
2:00 p.m. Eastern Time

Place

The Yale Club of New York City
50 Vanderbilt Avenue
New York, New York 10017

YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting in person, we encourage you to vote in advance by:
visiting www.proxyvote.com
mailing your signed proxy card
calling toll-free from the United States and Canada to 1-800-690-6903

Items of Business

(1)	Election of seven nominees named in the proxy statement as directors;
(2)	Advisory vote to ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2019;
(3)	Advisory vote to approve executive compensation; and
(4)	Consideration of such other business as may properly come before the Annual Meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Eligibility to Vote

You are entitled to vote only if you were a stockholder of Six Flags Entertainment Corporation as of the close of business on the record date, March 6, 2019.

By Order of the Board of Directors,

DANIELLE J. BERNTHAL
Secretary

Grand Prairie, Texas
March 19, 2019

Important Notice Regarding Internet Availability of Proxy Materials
The proxy statement and annual report for the fiscal year ended December 31, 2018 are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials and the proxy statement are being distributed and made available on or about March 19, 2019.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before you decide how to vote. For more complete information about these topics you should read this entire proxy statement and the annual report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”) of Six Flags Entertainment Corporation (the “Company”).

2019 Annual Meeting of Stockholders

Date and Time:	May 1, 2019 at 2:00 p.m. Eastern Time
Place:	The Yale Club of New York City 50 Vanderbilt Avenue New York, New York 10017
Record Date:	March 6, 2019
Voting:	You may vote online at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning your proxy card; or in person at the Annual Meeting

Voting Matters

Proposal	Voting Standard	Board Voting Recommendation	Page Reference
1. Election of 7 Directors	Plurality of votes cast	FOR EACH NOMINEE	18
2. Advisory Vote to Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal 2019	Majority of shares present	FOR	53
3. Advisory Vote to Approve Executive Compensation	Majority of shares present	FOR	55

Corporate Governance Highlights (page 5)

The Company’s corporate governance practices serve the interest of stockholders and emphasize integrity, ethics and effective risk oversight:

■	Expanded stockholder engagement
■	Proxy access provision in bylaws
■	Increased transparency to stockholders
■	Experienced independent Board
■	Annual election of all directors
■	Board oversight of risk management
■	Audit Committee comprised of all “Audit Committee Financial Experts”
■	Regular executive sessions of independent directors
■	Annual Board and committee self-evaluations

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PROXY SUMMARY

Director Nominees (page 18)

The Company’s director nominees are highly qualified, proven leaders that provide thoughtful and independent representation of stockholder interests:

Name	Age	Gender	Director Since	Independent	Other Public Company Boards	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kurt M. Cellar♦	49	M	2010	✔	• U.S. Concrete Inc.
Nancy A. Krejsa	61	F	2017
Jon L. Luther Lead Independent Director	75	M	2010	✔	• Tempur Sealy International Inc.
Usman Nabi	44	M	2010	✔
Stephen D. Owens♦	48	M	2010	✔
James Reid-Anderson Chairman, President and CEO	59	M	2010
Richard W. Roedel♦	69	M	2010	✔	• LSB Industries, Inc. • IHS Markit, Inc. • Luna Innovations Incorporated • BrightView Holdings Inc.
Number of Meetings in 2018						8	5	5
♦	Audit Committee Financial Expert
Committee Chairman
Member

Qualifications and Experience

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PROXY SUMMARY

Executive Compensation Highlights

The Company’s executive compensation program seeks to support long-term growth and stockholder value:

We Pay for Performance		We Seek to Mitigate Compensation-Related Risk
■	A significant portion of the named executive officers’ total compensation is performance-based: ➤ 78% for the CEO ➤ 58% for the other named executive officers	■	No repricing of options without stockholder approval
		■	Long-Term Incentive Plan contains clawback provisions
		■	Anti-hedging policy applicable to all executive officers and directors
■	Equity compensation and annual cash incentive compensation are largely tied to performance through objective goals that drive long-term stockholder value creation	■	Robust stock ownership guidelines for executives and directors
		■	No dividends on equity paid prior to vesting
		■	Limited perquisites
■	No “single trigger” change in control severance	■	No guaranteed minimum payouts or uncapped award opportunities
■	Annual “Say on Pay” Vote	■	Achievement of safety and guest satisfaction objectives impacts payout of incentives
		■	Peer group established by Compensation Committee

For additional information, see the “Compensation Discussion and Analysis,” which begins on page 23, and the Summary Compensation Table and other related tables and disclosure under “Executive Compensation,” which begins on page 42.

The Company’s return to stockholders relative to its peers has been strong over the past five years:

The Company (NYSE:SIX) also evaluates its total shareholder return (“TSR”) over the most recent five years against two publicly-held regional theme park companies: Cedar Fair, L.P. (NYSE:FUN) and SeaWorld Entertainment, Inc. (NYSE:SEAS). The Company believes this theme park peer group is an appropriate benchmark since the Company directly competes with these companies for business and investor capital. Compared to these theme park peers, the Company’s TSR (with dividends reinvested) for the five-year period as of December 31, 2018, is as follows:

Strong 2018 operating results support compensation program:

■	Increased revenue 8% over prior year to $1.5 billion representing the Company’s 9th consecutive record year;
■	Increased attendance 5% over prior year to 32.0 million;
■	Increased total revenue per capita spending 2% over prior year to $45.71;

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PROXY SUMMARY

■	Made significant progress in support of strategic plan:
o	Invested $133 million in new capital, representing 9% of revenue;
o	Introduced a new premium-tiered membership program, growing the number of members more than 31% to 2.2 million members;
o	Acquired five new parks as part of the Company’s North American expansion strategy;
o	Signed agreements to develop five new international parks and grew international agreements revenue 10% to $42 million;
■	Raised quarterly dividend twice, paying $3.16 per share, representing an increase of 21% and a yield as of December 31, 2018, of nearly 6%; and
■	Repurchased $111 million of the Company’s common stock (1.8 million shares).

Management and Stockholder Interests Aligned

Compensation	➟	■	Based on level of achievement of applicable performance metrics, the 2018 annual incentives were awarded at 80.4% of target
		■	Aligned with business strategies and objectives and set relative to each executive’s level of responsibility and potential impact on performance
Pay for performance	➟	■	Reward named executive officers for meeting Company's growth and strategic objectives
		■	Short-term incentives are tied to Company's and executive's performance
		■	Aspirational performance targets are used to achieve award payout at target level
Emphasis on performance-based compensation	➟	■	A significant portion of the named executive officers’ equity compensation is in the form of stock options
		■	Stock options have no value unless the Company’s stock price appreciates
Long-term equity	➟	■	Despite significant growth in Modified EBITDA since start of Project 600, aspirational target was not achieved; no shares were earned under the program
		■	Aspirational performance target to achieve Project 750; awarded to director-level employees and above

Total Direct Compensation Mix

Set forth below is the target annual total direct compensation mix as of December 31, 2018. For the CEO, approximately 78% of his target total compensation is performance based:

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Board of Directors

The business, property and affairs of the Company are managed under the direction of the Board of Directors of the Company (the "Board"). The Board is elected by stockholders to oversee management and to ensure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is advised of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.

The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings as well as the annual meeting of stockholders. The Board held 6 meetings during 2018. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the then-current directors of the Company attended the Company's annual meeting of stockholders in 2018, and the Company expects that each director nominee will attend the Annual Meeting.

The Board only has one class of directors. As a result, all directors are elected each year by the Company's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Each director of the Company was elected at the Company's annual meeting of stockholders in 2018. The Board currently has seven directors and all seven directors of the Company are being nominated by the Board at the Annual Meeting. See "Proposal 1: Election of Directors."

Independence

The Board has affirmatively determined that five of the seven current directors, including all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of the Company's director independence standards as set forth in the Company's Corporate Governance Guidelines. These standards reflect the independence standards adopted by the New York Stock Exchange ("NYSE"). The independent directors are Kurt M. Cellar, Jon L. Luther, Usman Nabi, Stephen D. Owens and Richard W. Roedel.

None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates, other than the director compensation described below, or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.

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Corporate Governance Documents

The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and the charters of the Board committees provide the framework for the governance of the Company. Each of these documents is available on the Company's website at investors.sixflags.com.

Corporate Governance Guidelines

The Corporate Governance Guidelines cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board, the succession plan for the Chief Executive Officer and other senior executives, and stock ownership guidelines for directors and senior executives.

Code of Business Conduct and Ethics

The Company has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company's best interest.

Code of Ethics for Senior Management

The Company has also adopted and maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management including persons with financial reporting responsibilities at the Company. Each member of the Company's senior management is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Management.

The Company intends to post amendments to or waivers from the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company's Code of Ethics for Senior Management on the Company's website at investors.sixflags.com. No waivers have been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and charters of the committees of the Board are available on the Company's website at investors.sixflags.com. A printed copy of each of these documents is available, without charge, by sending an email to spurtell@sftp.com or by sending a written request to the Company at the following address: Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Investor Relations.

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Board Committees

The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2019, and the function of each committee, are described below.

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kurt M. Cellar
Nancy A. Krejsa
Jon L. Luther
Usman Nabi
Stephen D. Owens
James Reid-Anderson
Richard W. Roedel
♦	Audit Committee Financial Expert
Chairman
Member

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Audit Committee
Primary Responsibilities
Assist the Board in its oversight of:
   ■   the accounting and financial reporting process including the audits of the financial statements;
   ■   the accounting and internal control policies and procedures;
   ■   the qualifications, independence and performance of the independent
        registered public accounting firm and the performance of the internal         audit function and the internal auditors;
   ■   risks that may have a significant impact on the financial statements including risk assessment and risk management policies;
   ■   legal and regulatory compliance including safety programs; and
   ■   the information technology program including network and data security.

Financial Expertise and Independence
All members of the Audit Committee are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations. The Board has determined that all of the members of the Audit Committee are audit committee financial experts in accordance with SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE.

Other Committee Service
Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company. In the event a member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three other public companies.

Report
The report of the Audit Committee is set forth on page 22 of this Proxy Statement.

Met 8 times in 2018 Members Kurt M. Cellar (Chair) Stephen D. Owens Richard W. Roedel

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Compensation Committee
Primary Responsibilities
   ■   establish and review the overall compensation philosophy;
   ■   review and approve the compensation of the executive officers;
   ■   review and approve the corporate goals and objectives used in determining executive officer compensation;
   ■   design and oversee the administration of all equity and incentive compensation plans to ensure such arrangements do not encourage excessive risk taking;
   ■   evaluate the performance of the Chief Executive Officer in light of the corporate goals and objectives and recommend to the Board the compensation of the Chief Executive Officer;
   ■   review and approve equity awards and other fixed and performance-
        based compensation, benefits and terms of employment of the executive officers and such other senior executives identified by the Compensation
        Committee;
   ■   review and approve employment and severance arrangements for executive officers;
   ■   review and assist with succession plans for the Chief Executive Officer and other executive officers; and
   ■   oversee engagement and communication with stockholders on
        executive compensation matters, and review and assess the results of stockholder votes on executive compensation matters.

Independence
The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and meets the independence requirements of the NYSE.

Delegation
The Compensation Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation with respect to executive compensation was made in 2018. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP ("Deloitte") to advise it in connection with ongoing compensation matters related to the Company. During 2018, Deloitte affiliates provided tax, international development, and other consulting services to the Company. The Company has reviewed the services provided by Deloitte and its affiliates and has approved the provision of such services. The Company does not believe that such non-compensation services impair Deloitte’s ability to provide independent advice to the Compensation Committee or otherwise present a conflict of interest. The aggregate fees paid to Deloitte for executive compensation services to the Compensation Committee during 2018 were $45,207, and the aggregate fees paid to Deloitte for tax, international development and other consulting services to the Company during 2018 were $1,170,047.

Report
The report of the Compensation Committee is set forth on page 41 of this Proxy Statement.

Met 5 times in 2018 Members Stephen D. Owens (Chair) Jon L. Luther Usman Nabi

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Nominating and Corporate Governance Committee
Primary Responsibilities
   ■   assist the Board in identifying qualified individuals to become directors of the Company;
   ■   review and make  recommendations regarding the overall composition of the Board and its committees;
   ■   regularly review the overall corporate governance of the Company and make recommendations to the Board on corporate governance matters;
   ■   recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; and
   ■   coordinate and oversee the annual self-evaluation process for the
        Board.

Independence
The Board has determined that each member of the Nominating and Corporate Governance Committee are independent within the meaning of the SEC and NYSE requirements.

Met 5 times in 2018 Members Usman Nabi (Chair) Kurt M. Cellar Richard W. Roedel

Communications with the Board of Directors

Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.

Meetings of Independent Directors

The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director or, in his absence, one of the other independent directors, will chair that executive session. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also meet regularly in executive session without management.

Board Leadership Structure

Mr. Reid-Anderson serves as the Company's Chief Executive Officer and as the Chairman of the Board. The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate and believes it should maintain flexibility to select the Company's Chairman and Board leadership structure from time to time. The Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. The Board believes that this combined role provides strong unified leadership for the Company, enhances communication between management and the Board and enables management to more efficiently execute the Company's strategic initiatives and business plans. Mr. Reid-Anderson has detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board's time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company's ability to communicate its message and strategy clearly and consistently to the Company's stockholders, employees and guests. Each director, other than Mr. Reid-Anderson and Ms. Krejsa, is independent, and the Board believes that the independent directors provide effective oversight of management.

To further strengthen the Company's governance structure, the Company maintains a presiding non-employee director, or Lead Independent Director, position. Mr. Luther serves as the Lead Independent Director and his role helps ensure a strong independent Board. As the Lead Independent

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Director, Mr. Luther provides leadership and direction to the Company’s independent directors and presides at executive sessions of the Board. Mr. Luther also advises on the selection of committee chairs and on the agenda for Board meetings.

The Board believes that there is no single Board leadership structure that would be most effective in all circumstances. Therefore, the Board retains the authority to modify this structure to best address the Company's and the Board's then current circumstances as and when appropriate.

Planning

One of the primary responsibilities of the Board is to ensure that the Company has a high-performing management team. The Chief Executive Officer provides an annual review to the Board assessing the members of the senior management team and their potential to succeed him. In addition, the Company’s Human Resources department leads an annual comprehensive review of talent development and succession planning at deeper levels of the Company, emphasizing career development of promising management talent. Pursuant to the Company’s Corporate Governance Guidelines, the Board approves and maintains a succession plan for the Chief Executive Officer and senior executives. As part of its normal succession planning process, on March 7, 2019, the Company announced that it has commenced a search process, and retained an outside search firm, to locate a successor for Mr. Reid-Anderson, the Company’s Chairman, President and Chief Executive Officer, who has informed the Company of his intention to retire by the end of February 2020. The search process, being led by the Board, will evaluate both internal and external candidates for the position of Chief Executive Officer. While there can be no assurance as to the exact timing or the success of the process, it is the Company’s current intention to be in a position to name a new Chief Executive Officer by February 2020. The Board will also undergo a process to evaluate candidates for Chairman of the Board following Mr. Reid-Anderson’s retirement.

Board Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the business; however, the Board oversees management’s identification and management of risks to the Company. The Board does not view risk in isolation; it considers risks in making significant business decisions and as part of the Company’s overall business strategy. The Board uses various means to fulfill this oversight responsibility. The Board, and its committees, as appropriate, regularly receive and discuss updates from the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President of Internal Audit, and other members of senior management regarding significant risks to the Company. These discussions include financial, reputational, legal, operational, strategic, environmental and cybersecurity risks, as well as the plans to address these risks.

Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee, and reports to the full Board as appropriate. In particular:

■	The Audit Committee assists the Board in its oversight of risks that have a significant impact on the Company’s financial statements; is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management; and has primary responsibility for overseeing risks related to cybersecurity.

■	The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs and practices, including evaluating equity awards and establishing performance goals.
■	The Nominating and Corporate Governance Committee oversees risks related to the Company’s corporate governance, including ensuring the Board’s continued ability to provide independent oversight of management.

Each standing committee has full access to management, as well as the ability to engage advisors. Accordingly, with the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which the Company is exposed and to align risk-

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taking appropriately with the Company's efforts to increase stockholder value. The Board believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the

Board, with leadership from the Lead Independent Director and by working through committees, to participate actively in the oversight of management's actions.

Nomination Process

Role of the Nominating and Corporate Governance Committee

The Board has adopted a set of Corporate Governance Guidelines which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. With respect to diversity, the Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director but does not have a separate policy directed toward diversity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely re-nominated annually.

After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee

will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates whether they are recommended by the Company or by one of the Company's stockholders.

The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.

Stockholder Recommendations and Nominations—Suggestions for director candidates nominated by a stockholder

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending the name and supporting information in accordance with Rule 14a-8 of the Exchange Act and the information set forth in the Company's Corporate Governance Guidelines (available on the Company’s website at investors.sixflags.com) to the Secretary or Lead Independent Director, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050. The Nominating and Corporate Governance Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by itself or the Board.

Stockholder Recommendations and Nominations—Director candidates nominated by a stockholder

The Company's Bylaws permit a stockholder to nominate directors for election at an annual meeting. A nominating stockholder is required to provide written notice of that stockholder's intent to make the nomination to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company's previous annual meeting. In order to be considered timely for the 2020 annual meeting, notice of the nomination must be received by the Secretary of the Company on or after January 2, 2020, and on or before February 1, 2020. A nominating stockholder must provide the

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information required by the Company's Bylaws and each nominee must meet the qualifications required by the Company's Bylaws.

Stockholder Recommendations and Nominations—Proxy access candidates

In 2017, the Company received a stockholder proposal to adopt a proxy access bylaw. Upon management’s recommendations based on various factors including the positive engagement with the stockholder, the Board amended the Company's Bylaws in February 2018 to implement proxy access. As amended, the Company's Bylaws permit a stockholder or group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company's Bylaws. A nominating stockholder is required to provide written notice of that stockholder's intent to make the nomination to the Secretary of the Company not less than 120 days nor earlier than 150 days before the first anniversary of the date that the Company sent its proxy statement for the prior year’s annual meeting of stockholders. In order to be considered timely for the 2020 annual meeting, notice of the nomination must be received by the Secretary of the Company on or after October 21, 2019, and on or before November 20, 2019. Nominating stockholders and nominees must satisfy the requirements set forth in the Company's Bylaws.

Stockholder Engagement

The Company's relationship with its stockholders is an important part of the Company’s success and the Company seeks to engage meaningfully with its stockholders to obtain their perspectives. During early 2019, the Chairman and other members of the Compensation Committee, the Company’s Senior Vice President, Investor Relations and Treasurer, and other members of senior management, met with stockholders on a variety of issues. The Company’s management team believes that this approach to engaging openly with the Company's stockholders on topics such as executive compensation and corporate governance drives increased corporate accountability, improves decision making and ultimately creates long-term value. In 2020, members of the Board and senior management team will again reach out to representatives of the Company’s largest stockholders as part of the Company’s stockholder engagement program, ensuring an ongoing, constructive dialogue with investors. The Company is committed to:

■	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
■	Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust and sustain two-way dialogue that supports the Company's business success.
■	Engagement: Proactively engaging with stockholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company's thinking and approach.

The Company holds meetings during the course of each year with many of its stockholders through in-person and teleconference meetings as well as by participating at various conferences. In addition, the Company's senior management team, including the Chairman, President and Chief Executive Officer, and the Chief Financial Officer, regularly engage in meaningful dialogue with the Company's stockholders through the Company's quarterly earnings calls and other channels for communication. Through these activities, management discusses and receives input, provides additional information, and addresses questions about the Company’s business strategy, executive compensation programs, corporate governance and other topics of interest to the Company’s stockholders. These engagement efforts allow the Company to better understand stockholders’ priorities and perspectives, and provide the Company with useful input concerning its compensation and corporate governance practices. For example, last year stockholder feedback influenced the Company's implementation of proxy access and the specific terms adopted through an amendment to the Company's Bylaws.

    2019 Proxy Statement    13

CORPORATE GOVERNANCE

Director Education

The Company encourages directors to further their education on topics relevant to the Company. The members of the Board are provided with information to engage in director education programs on an ongoing basis, covering a variety subjects relevant to the Company. In addition, the Board receives regular updates regarding new developments in corporate governance.

Corporate Responsibility

The Company is committed to good corporate citizenship that benefits the communities in which the Company’s employees live, work, and thrill park guests.

Community Relations

The Company encourages employee volunteerism at all of its locations through organized activities. This is demonstrated by "Project 6," a program that began in 2009, in which park and corporate employees designate a day each year to give back to the communities. From helping to build homes to organizing food pantries and creating reading rooms, the Company supports local charitable organizations and educational efforts year-round.

The Company is passionate about the communities surrounding its parks and corporate offices, and the Company’s employees enjoy working together for the greater good. The Company supports the local communities by:

■	Promoting science and math and hands on learning for students at in-park science and technology fairs and STEM programs;
■	Supporting academic achievement and literacy through the Read to Succeed program by encouraging students to engage in recreational reading;
■	Sponsoring and coordinating donations of toys, books, and food through the parks;
■	Honoring the service of U.S. military personnel and their families by offering complimentary and/or discounted admission to the parks; and
■	Hosting special events to support various charities whose mission focuses on improving health and quality of life, and supporting those affected by natural disasters.

Emphasis on Safety and Security

The safety and security of the Company's guests and employees is the Company’s top priority. It is the shared responsibility of every employee to actively participate in ensuring a safe and secure environment and to minimize injuries. The hallmarks of the Company's safety and security programs are:

■	Resources and education to ensure safe and secure operating environments at the parks as well as to improve total workplace safety and health;
■	A highly trained workforce that proactively assesses risks, strives to eliminate unsafe conditions, and integrates learning from incidents to prevent future occurrences; and
■	Dedicated leadership, accountability, and employee empowerment.

14        2019 Proxy Statement

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope;

(ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2018 was comprised of cash compensation (which can be deferred into stock units) and equity compensation in the form of restricted stock awards.

Description of Non-Employee Director Compensation

At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review the non-employee director compensation program. The Compensation Committee retained Deloitte to provide advice in connection with ongoing compensation matters related to the Company. Deloitte provided the Compensation Committee with an analysis of the competitiveness of the Company's non-employee director compensation program based on the Company’s peer group and general industry data. The Nominating and Corporate Governance

Committee and the Compensation Committee considered the market data, the amount and timing of past increases to the non-employee directors’ compensation, and the mix of cash and equity compensation, when determining the changes to non-employee director compensation.

Cash and Equity Compensation

The following table sets forth the annual compensation to non-employee directors in 2018. The cash compensation is paid in equal quarterly installments at the beginning of each fiscal quarter.

Amount($)
Cash Retainer	70,000
Equity Retainer(1)(2)	160,000
Lead Independent Director Retainer	30,000
Audit Committee Chairman Retainer	25,000
Compensation Committee Chairman Retainer(1)	25,000
Nominating and Corporate Governance Committee Chairman Retainer	15,000
Audit Committee Member Retainer	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
(1)	Effective as of May 2, 2018, the Board approved an increase in (i) the annual equity retainer to $160,000 and (ii) the annual cash retainer for the Compensation Committee Chairman to $25,000.
(2)	Granted in the form of restricted stock awards determined by dividing the amount of the equity retainer by the closing price of the Company's common stock on the date of grant. The restricted stock vests in full on the earlier of the day immediately prior to the first annual meeting of stockholders after the date of grant or the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director).

Cash Retainer Deferral Program

The Company maintains a director cash retainer deferral program under the Company's Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-

Term Incentive Plan in lieu of the cash compensation for such member's services as a director. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the

    2019 Proxy Statement    15

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents that are converted to additional deferred stock units annually. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director's service as a director terminates.

Stock Ownership Guidelines

To further the Company's objective of aligning the interests of directors with the Company's stockholders, the Board has adopted stock ownership guidelines for directors. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director's annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should generally be achieved within three years of the date the person first becomes a director for newly appointed or elected directors. All of the directors are currently in compliance with the Company's stock ownership guidelines.

2018 Non-Employee Director Compensation

Employee directors do not receive any compensation in connection with their director service. During 2018, Mr. Reid-Anderson was the only employee-director and his compensation as an employee is set forth in the 2018 Summary Compensation Table. The following table sets forth compensation paid to or earned by each non-employee director for the year ending December 31, 2018:

Director	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards($)(3)(4)	Total($)
Kurt M. Cellar	102,500	159,970	262,470
Nancy A. Krejsa	70,000	159,970	229,970
Jon L. Luther	111,621	159,970	271,591
Usman Nabi	63,333	159,970	223,303
Stephen D. Owens	102,500	159,970	262,470
Richard W. Roedel	89,955	159,970	249,925
(1)	The following table sets forth the components of annual cash compensation earned by each non-employee director in 2018:
			Committees
Director	Retainer($)	Lead Independent Director($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Total Cash Amount($)
Kurt M. Cellar	70,000	—	25,000	—	7,500	102,500
Nancy A. Krejsa	70,000	—	—	—	—	70,000
Jon L. Luther	69,955	30,000	—	11,666	—	111,621
Usman Nabi	46,667	—	—	6,666	10,000	63,333
Stephen D. Owens	70,000	—	12,500	20,000	—	102,500
Richard W. Roedel	69,955	—	12,500	—	7,500	89,955
(2)	Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the Long-Term Incentive Plan pursuant to the Company's director cash retainer deferral program. The amounts for Messrs. Luther and Roedel include $69,955, which they each elected to defer pursuant to the director cash retainer deferral program. Accordingly, Messrs. Luther and Roedel were each granted 1,102 deferred stock units in 2018. In addition, Messrs. Luther and Roedel each received 443 deferred stock units representing accumulated dividend equivalents on their deferred stock unit account. See "—Description of Non-Employee Director Compensation" for a discussion of the Company's director cash retainer deferral program.

16        2019 Proxy Statement

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

(3)	The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2018. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Form 10-K.
(4)	As of December 31, 2018, each non-employee director had 2,520 shares of restricted stock outstanding, which vest on April 30, 2019. Each non-employee director had only one unvested award outstanding as of December 31, 2018 and therefore, the grant date fair value of such award is reflected in the 2018 Non-Employee Director Compensation Table. There are no outstanding stock option awards for any non-employee director.

    2019 Proxy Statement    17

PROPOSAL 1:
ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. At this time the Board believes it is appropriately sized at seven members but will review possible candidates for the two vacancies if and when circumstances merit. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Information Concerning Nominees

Name	Age as of March 1, 2019	Position with the Company
Kurt M. Cellar	49	Director
Nancy A. Krejsa	61	Director
Jon L. Luther	75	Director
Usman Nabi	44	Director
Stephen D. Owens	48	Director
James Reid-Anderson	59	Chairman, President and Chief Executive Officer
Richard W. Roedel	69	Director
Kurt M. Cellar, age 49
Director since: May 2010
Since 1999, Mr. Cellar has served as a corporate director for many companies in a variety of industries. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure in 2008. During his five year tenure as portfolio manager at Bay Harbour, the fund was recognized by Bloomberg as the top performing hedge fund in its class. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. Mr. Cellar is currently a director of American Banknote Corporation where he is Lead Independent Director, Chairman of its Audit Committee and Chairman of its Strategic Committee, and a director of U.S. Concrete Inc., where he is Chairman of its Nominating and Corporate Governance Committee. Mr. Cellar has had significant leadership roles in previous director assignments, including Chairman of the Board and chair roles of each committee. Within the last five years, Mr. Cellar was a member of the Board of Directors of Horizon Lines, Inc., where he was Chairman of its Nominating and Corporate Governance Committee, Angiotech Pharmaceuticals, where he was Co-Chairman of its Board, Hawaiian Telcom Holdco, Inc., where he was Chairman of its Audit Committee and a member of its Nominating and Corporate Governance Committee, Home Buyers Warranty, where he was Chairman of its Audit Committee, and the Edison Mission Energy Trust. He has many times, and, without exception, been asked to serve on board special committees. He has been an invited speaker on various board issues over the years. He has participated in many board related continuing education venues with the National Association of Corporate Directors (NACD) and Harvard University. Mr. Cellar has a Masters in Business Administration from the Wharton School of Business and a BA in Economics/Business from the University of California, Los Angeles. Mr. Cellar is a former Chartered Financial Analyst. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.

18        2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Nancy A. Krejsa, age 61
Director since: March 2017
Ms. Krejsa served as Senior Vice President, Investor Relations and Corporate Communications for Six Flags from October 2010 to March 2017. Prior to joining the Company, she served as Senior Vice President, Strategy and Communications for Siemens Healthcare Diagnostics from November 2007 to September 2010 following Siemens’ acquisition of Dade Behring. From 1994 to 2007 Ms. Krejsa held senior roles at Dade Behring as Senior Vice President of Communications and Investor Relations, Vice President of U.S. Operations, Treasurer, and Assistant Controller. Prior to joining Dade Behring, Ms. Krejsa held a number of financial management positions at American Hospital Supply and Baxter International, including Vice President, Controller of the Hospital Supply distribution business. Ms. Krejsa has a B.S. in Finance from Indiana University and an M.B.A. in Accounting from DePaul University. Ms. Krejsa’s six years of experience as a member of the Company’s senior leadership team has provided her a deep understanding of the Company’s business, and her 17 years of senior leadership roles in finance and operations at prior companies make her qualified to serve as a director for the Company.

Jon L. Luther, age 75
Director since: May 2010
Mr. Luther served as Chief Executive Officer of Dunkin' Brands Group Inc., a quick-service restaurant franchisor whose brands include Dunkin' Donuts and Baskin-Robbins, from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman, and in July 2010, became the Non-Executive Chairman, a position he held until his retirement in May 2013. Mr. Luther is also a director and member of the Nominating and Corporate Governance Committee of Tempur Sealy International Inc., a bedding provider, as well as a director of Inspire Brands, a privately held multi-brand restaurant company whose portfolio includes Arby’s, Buffalo Wild Wings, and SONIC Drive-In. Mr. Luther is also the Chairman Emeritus of the Board of Directors of The Culinary Institute of America. Within the last five years, Mr. Luther served as a director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Brinker International, Inc., an owner and franchisor of certain restaurant brands and Mr. Luther served as Chairman for the International Franchise Association and was a member of its Executive Committee. Mr. Luther brings to the Board executive leadership experience and vast business experience and expertise in the food and beverage segment as well as in brand marketing.

Usman Nabi, age 44
Director since: May 2010
Mr. Nabi is Portfolio Manager of Browning West, an investment management firm. Prior to founding Browning West, Mr. Nabi was at H Partners, Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi served as a director and member of the Compensation Committee and the Nominating and Corporate Governance Committee of Tempur Sealy International Inc. from 2015 to 2018. Mr. Nabi brings to the Board a keen business and financial sense and strong investment experience especially in the consumer sector.

    2019 Proxy Statement    19

PROPOSAL 1: ELECTION OF DIRECTORS

Stephen D. Owens, age 48
Director since: May 2010
Mr. Owens is co-founder and Managing Director of Staple Street Capital, a private equity firm. Prior to founding Staple Street Capital in 1995, Mr. Owens was a Managing Director at The Carlyle Group in the firm's U.S. Buyout team. While at Carlyle, Mr. Owens co-founded the firm's Global Consumer & Retail Group, was a senior member of the firm's Global Communications & Media Group, and executed and oversaw investments in the business services and transportation sectors. Previously, Mr. Owens was a principal investor and investment banker with Lehman Brothers in their New York and Hong Kong offices. Mr. Owens' business and finance experience, including helping to create value in multi-location consumer-facing businesses, qualifies him to serve on the Board.

James Reid-Anderson, age 59
Chairman, President and Chief Executive Officer
Director since: August 2010
James Reid-Anderson was named Chairman, President and Chief Executive Officer of the Company in July 2017. From February 2016 to July 2017 he served as Executive Chairman of the Company, and from August 2010 to February 2016, Mr. Reid-Anderson served as Chairman, President and Chief Executive Officer of the Company. Under his leadership the Company set a new strategic direction and achieved all-time high guest and employee satisfaction ratings, significant operational improvements and an eleven times total stock return. Mr. Reid-Anderson had previously served as Chairman, President and Chief Executive Officer of Dade Behring Inc., a manufacturer and distributor of medical diagnostics equipment and supplies, where he drove a tenfold increase in Dade Behring’s share price along with significant employee morale improvements and customer satisfaction increases, all achieving record levels. Mr. Reid-Anderson negotiated the sale of Dade Behring Inc. to Siemens AG, a worldwide manufacturer and supplier for the industrial, energy and healthcare industries, in 2007 and subsequently assumed various roles including becoming a member of Siemens AG’s managing board and Chief Executive Officer of Siemens’ $20 billion Healthcare Sector. Earlier in his career, Mr. Reid-Anderson held roles of increasing responsibility at PepsiCo, Diageo and Mobil, and as adviser to Apollo Management L.P., a private equity firm. Mr. Reid-Anderson is a fellow of the Association of Chartered Certified Accountants, U.K. and holds a Bachelor of Commerce degree from the Birmingham University, U.K. Mr. Reid-Anderson’s prior experience as Chairman, President and Chief Executive Officer of Dade Behring, a restructured public company, as well as his extensive operational, international and financial background, make him especially qualified to serve as Chairman and lead the Company to operational and financial success.

Richard W. Roedel, age 69
Director since: December 2010
Mr. Roedel is a director and Chairman of the Audit Committee and Nominating and Corporate Governance Committee and a member of the Compensation Committee of LSB Industries, Inc. as well as its Non-Executive Chairman, a director and Chairman of the Risk Committee and a member of the Audit Committee of IHS Markit, Inc., and a director and Chairman of the Audit Committee of BrightView Holdings Inc. Mr. Roedel is Chairman of the Nominating and Corporate Governance Committee, a member of the Compensation Committee and Non-Executive Chairman of Luna Innovations Incorporated. Over the years, Mr. Roedel has been the chairman of several governance, compensation and special committees. Mr. Roedel served on the Board of Directors of Lorillard, Inc. in several capacities, including Lead Independent Director, from 2008 through 2015, when it was acquired by Reynolds American Inc. Mr. Roedel served on the Board of Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of

20        2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

BrightPoint, Inc. in several capacities until October 2012, when it was acquired by Ingram Micro Inc., including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Corporate Governance Committee. Mr. Roedel was a director and Chairman of the Audit Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade Behring was acquired by Siemens AG. Mr. Roedel is a member of NACD Risk Oversight Advisory Council. Mr. Roedel recently served a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.

Vote Required

A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank,

broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.

FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

    2019 Proxy Statement    21

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that is reviewed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, disclosure, accounting and legal compliance and (iii) the Company's auditing, accounting and financial reporting processes generally.

Management is responsible for the preparation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.

The following is the report of the Audit Committee of the Company with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2018.

To fulfill its responsibility, the Audit Committee has done the following:

■	The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting.
■	The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Auditing Standard No. 1301 regarding the auditors' judgments about the quality of the Company's accounting principles as applied in its financial reporting.
■	The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of the Company's internal controls over financial reporting for the fiscal year ended December 31, 2018 be included in the Company's Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE

Kurt M. Cellar (Chair)
Stephen D. Owens
Richard W. Roedel

22        2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The Compensation Discussion and Analysis contains information regarding the Company's compensation programs, policies and objectives and, in particular,

their application to a specific group of individuals that we refer to as the named executive officers.

Name	Title
James Reid-Anderson	Chairman, President and Chief Executive Officer
Marshall Barber	Chief Financial Officer
Lance C. Balk	General Counsel
Brett Petit	Senior Vice President, Marketing
Catherine Aslin	Senior Vice President, Human Resources

Executive Summary

Executive Compensation Philosophy and Objectives Seek to Promote the Alignment of Executives' and Stockholders' Interests

Total direct compensation for the named executive officers in 2018 was a combination of three components:

The primary goal of the Company's executive compensation program is to drive long-term growth and stockholder value through three key objectives:

Attract, Retain and Motivate Leadership Talent	•	Establish fair and competitive compensation program
	•	Use multi-year vesting schedules for long-term equity grants
	•	Consider comparable market data as appropriate
Align Pay with Stockholder Interests	•	Tie a significant portion of total compensation opportunity to stock value
	•	Maintain appropriate mix of fixed and performance-based compensation
	•	Avoid encouraging unnecessary and excessive risk-taking
Drive Company Performance	•	Reward executive officers for meeting Company's growth and strategic objectives
	•	Short-term incentives tie to Company's and executive's performance
	•	Use aspirational performance targets to achieve award payout at target level
	•	Balance short-term and long-term compensation elements to motivate and reward superior performance and execution of business strategy

    2019 Proxy Statement    23

COMPENSATION DISCUSSION AND ANALYSIS

Strong 2018 Results Support Company's Compensation Program

The Company believes its focused business strategy, proven management team, and highly customized compensation program for the named executive officers are instrumental in helping the Company achieve its strong financial performance and have helped the Company deliver its ninth consecutive year of record financial results.

The Company’s executive compensation program is designed to attract, motivate and retain a talented and experienced management team that will provide leadership for the Company's long-term success. The Company seeks to accomplish these goals in a way that rewards performance that is aligned with its stockholders' interests as exemplified by the Company's Project 600 and Project 750 performance-based award programs described below. These unique programs provide long-term aspirational performance goals and are designed to incentivize early achievement of the goals and provide reduced incentives for late achievement.

The Company has engaged meaningfully with certain major stockholders on the Company’s performance-based award programs and, based on such discussions, believes that many large stockholders view these long-term aspirational performance goals favorably and agree that they align Company performance with the interests of stockholders.

Overall, management believes that the Company’s 2018 results demonstrate the effectiveness of the Company’s business model and support the key compensation decisions made by the Compensation Committee with respect to the named executive officers.

The Company’s 2018 financial and strategic highlights include the following (full-year comparisons versus 2017):

■	Revenue increased 8% to $1.5 billion;
■	Attendance increased 5% to 32.0 million;
■	Total revenue per capita spending increased 2% to $45.71;
■	Made significant progress in support of strategic plan:
■	Invested $133 million in new capital, representing 9% of revenue;
■	Introduced a new premium-tiered membership program, growing the number of members more than 31% to 2.2 million members;
■	Acquired five new parks as part of the Company’s North American expansion strategy;
■	Signed agreements to develop five new international parks and grew international agreements revenue 10% to $42 million;
■	Raised quarterly dividend twice, paying $3.16 per share, representing an increase of 21% and a yield as of December 31, 2018, of nearly 6%; and
■	Repurchased $111 million of the Company’s common stock (1.8 million shares).

The Company’s continued successful execution of its strategy has resulted in increased stockholder value.

24        2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Company (NYSE: SIX) also evaluates its TSR over the most recent five years against two publicly-held regional theme park companies: Cedar Fair, L.P. (NYSE: FUN) and SeaWorld Entertainment, Inc. (NYSE: SEAS). The Company believes this theme park peer group is an appropriate benchmark since the Company directly competes with these companies for business and investor capital. Compared to these theme park peers and the S&P 500 Index, the Company’s TSR (with dividends reinvested) for the five-year period as of December 31, 2018, is as follows:

    2019 Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Company Practices Align with Stockholders' Interests

The Company strives to align its executive compensation program with the interests of the Company and its stockholders, and implements strong corporate governance in the executive compensation program to achieve this result. The chart below highlights certain pay practices that the Company maintains and those that it avoids:

Practices Maintained by the Company ✔		Practices NOT Maintained by the Company ✘
✔	Majority of compensation “at risk”	✘	High percentage of fixed compensation
✔	Stock ownership requirements	✘	Hedging ownership of Company stock
✔	Double-trigger change in control severance	✘	Excessive perquisites or other benefits
✔	Stock options generally with four-year vesting to promote retention	✘	Tax gross-ups upon change in control
✔	Performance goals that drive long-term stockholder value creation	✘	Dividends on equity paid prior to vesting
✔	Long-Term Incentive Plan contains clawback provisions	✘	Repricing of options without stockholder approval
✔	Compensation program administered by independent committee	✘	Guaranteed minimum payouts or uncapped award opportunities
✔	Independent compensation consultant	✘	Compensation or incentives that encourage unnecessary or excessive risk taking
✔	Annual “Say on Pay” Vote

Annual “Say on Pay” Vote and Outreach Initiatives Engage Stockholders

At the 2018 annual meeting, 56% of votes cast supported the advisory proposal on executive compensation, the same as was received at the 2017 annual meeting. This level of support for the Company’s executive compensation program continues to be disappointing. Accordingly, at the direction of the Compensation Committee, the Company continued a formal stockholder outreach initiative to better understand stockholders' key concerns with the Company's executive compensation program. In February 2019, the Company invited 48 of its largest stockholders, representing approximately 76% of the Company's outstanding common stock, to participate in discussions regarding executive compensation, corporate governance or any other topics of interest. The Chairman and other members of the Compensation Committee, together with members of senior management, participated in the discussions.

The goal was to better understand the concerns of the Company's stockholders with respect to executive compensation and corporate governance. The Company discussed how its executive compensation programs directly tie into the history of the Company and the Company's current business strategy, and solicited stockholder views on the program design and other topics of interest to the stockholders. The Company ultimately had discussions with 17 of those stockholders, representing approximately 34% of its outstanding common stock, to help ensure that the executive compensation program was understood by the Company's stockholders and aligned to their expectations. In addition to these discussions, the Company also received feedback from 6 other of its largest stockholders, representing approximately 12% of the Company's outstanding common stock, that they fully understand and support the Company's executive compensation program and practices and that no discussion on the topic was necessary. Finally, the Company participated in discussions about its stockholder engagement and executive compensation practices with the stockholder advisory firm Institutional Shareholder Services and corresponded with Glass-Lewis.

During the discussions with the Company's stockholders, members of the Compensation Committee described the Compensation Committee’s rationale for the selection of the performance criteria for both the annual incentive program and the long-term equity program. The current annual incentive program has four objective metrics linked to both financial and operating performance, while the Projects component of the long-term performance program is based on Modified EBITDA, as described in more detail below. Several stockholders inquired as to the Compensation Committee's consideration of other performance criteria to measure

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COMPENSATION DISCUSSION AND ANALYSIS

compensation such as the Company’s Total Stockholder Return, Return on Invested Capital, or Net Debt. Instead of incorporating these metrics directly into the long-term incentive program, the Compensation Committee designed the Projects with the goal that each of these metrics would improve if Modified EBITDA increased. These design parameters include the following:

■	If the Company spends more than the target amount on capital expenditures, or consummates a material M&A transaction, then the target Modified EBITDA would be adjusted upward using a formula based on the Company’s weighted-average cost of capital; and
■	The aspirational targets have historically required the Company to grow at twice the industry average in order to be achieved, which has directly led to exceptional stock performance.

The Compensation Committee believed that the aspirational targets appropriately motivated management, and the simplicity of having one measure for the Projects made them easily understood and tracked by the broad group of participating employees across all parks. Considering the design parameters of the Projects, this feature outweighed the potential benefits of including additional measures. Additionally, the minimum stock ownership guidelines ensure that the current named executive officers are properly aligned with the Company's stockholders.

Based on stockholder feedback, the Company has enhanced the disclosures in this Proxy Statement to more clearly define the Projects, describe how they are connected to the Company's strategy, and explain the selection of performance criteria. See "—Elements of Compensation—Long-Term Equity" for enhanced disclosures on the Projects, including a table showing historical target values and actual stock issued under the Projects. Finally, in direct response to the stockholders' feedback, the Company established a peer group as discussed below.

The Company values the insights gained from the discussions with its stockholders and has used their feedback to enhance the Company's disclosures and will carefully consider the feedback when establishing future long-term incentives or Projects. The Compensation Committee will also consider incorporating additional metrics when designing future long-term incentives or Projects. The Company did not announce any new Projects in 2017 or 2018 and does not currently anticipate doing so in 2019. The Company is committed to engaging with its stockholders and will continue to seek opportunities for dialogue with its stockholders on executive compensation and corporate governance matters. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters at any time as described in this Proxy Statement under the heading "Communications with the Board of Directors."

Peer Group Established in Response to Stockholder Feedback

In 2018, the Company established a peer group as a result of discussions the Company had with its stockholders pursuant to its stockholder outreach initiative and to enable stockholders to assess the Company’s executive compensation relative to its peers. Given the focus of the Company’s business in operations of regional theme parks and waterparks, the Company has few direct business competitors, which makes it difficult to create a peer group based on industry codes, revenue or market capitalization alone. In establishing the peer group, the Company focused on U.S. publicly traded companies with emphasis on companies in leisure, recreation and entertainment, and focused on revenue, market capitalization, and EBITDA. Accordingly, the Compensation Committee approved the following 18 publicly traded companies as the peer group for use in its compensation analysis.

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COMPENSATION DISCUSSION AND ANALYSIS

AMC Entertainment Holdings, Inc.	Live Nation Entertainment, Inc.
Boyd Gaming Corporation	Marriott Vacations Worldwide Corporation
Cedar Fair, L.P.	Norwegian Cruise Line Holdings Ltd.
Choice Hotels International, Inc.	Penn National Gaming, Inc.
Churchill Downs Incorporated	SeaWorld Entertainment, Inc.
Cinemark Holdings, Inc.	Texas Roadhouse, Inc.
Dave & Buster's Entertainment, Inc.	The Madison Square Garden Company
Eldorado Resorts, Inc.	Vail Resorts, Inc.
IMAX Corporation	World Wrestling Entertainment, Inc.

The Compensation Committee believes this peer group achieves the desired level of balance in terms of revenue, market capitalization and EBITDA, and reflects the types of industries from which the Company competes for talent. The companies in the peer group have annual revenues between

$391 million and $11.2 billion, market capitalization between $1.3 billion and $11.3 billion, and EBITDA between $108 million and $1.7 billion. The following charts show the Company’s ranking within the peer group in terms of revenue, market capitalization and EBITDA (in thousands):

The Compensation Committee engaged Deloitte to assist in developing and evaluating the peer group. For executive compensation comparisons, the Company primarily reviewed data from the most recently reported proxy statements and SEC filings of the peer group companies, as well as supplemental published compensation survey data.

Executive Compensation Program is Administered by the Compensation Committee

The Compensation Committee is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee determines the appropriate compensation levels for the Company's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees. Additional responsibilities of the Compensation Committee include, but are not limited to, reviewing the Company's executive compensation philosophy and strategy; participating in the performance evaluation process for the Chief Executive Officer; setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives; establishing incentive compensation and performance goals and objectives for the Company's executive officers and other eligible executives and management; and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment or consulting agreements and severance arrangements and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of the executive compensation programs.

The entire Board (other than the Chief Executive Officer) ratified the 2018 compensation for the Chief Executive Officer, and the entire Board ratified the 2018 compensation for the other named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Management Participation

The Company's Human Resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Human Resources and her staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements.

Compensation Consultants

The Compensation Committee has engaged Deloitte to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of its peers, and legislation or regulations impacting the Company's executive compensation program.

Compensation Committee Considers Many Factors in Determining Executive Compensation

In making compensation decisions regarding executive officers generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company's strategic business objectives, and the executive's performance and experience. The initial compensation arrangements for the named executive officers were a result of arm's-length negotiations by the Company with the executives in connection with their hire or retention and do not correspond to a specific benchmark level of pay. The compensation for the named executive officers is reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall

Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company's compensation philosophy and plans. The Company considered general historical market information on long-term incentive grants provided by Deloitte, along with past awards and Company and individual performance, when making compensation recommendations to the Compensation Committee about long-term incentive grants in 2018.

During 2018, the Compensation Committee established a peer group. As the 2018 compensation had been determined prior to finalizing the peer group, the Compensation Committee used the peer group data as a reference point to compare the named executive officers’ pay against the peer group. The Compensation Committee intends to use compensation data from the Company’s peer group as general guidance and as one of many factors that inform its judgment of appropriate compensation parameters for target compensation levels but will not set the executive compensation levels with reference to any particular percentile of the peer group and will not seek to match any particular element or mix of elements to that of the peer group.

Peer Group Market Analysis Used as General Reference

In order to examine the competitiveness and appropriateness of the Company’s overall compensation program, the Company reviewed the total direct compensation of the named executive officers (consisting of base salary, target annual incentive and target long-term equity, but not including benefits and perquisites) during 2018 to the peer group companies and to published compensation survey data for companies of a similar financial size, operating in comparable industries. The Compensation Committee believes the analysis confirms that the executive compensation program is appropriately designed to achieve the Company’s general objectives. The Company is closely aligned with the companies in the peer group with respect to the balance of fixed and performance-based compensation, with performance-based compensation being a more significant component of the named executive officers’ compensation to emphasize pay-for-performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Total Direct Compensation Mix Emphasizes Performance−Based Compensation

The following charts show the relationship between the primary components of the Company’s target annual total direct compensation mix as of December 31, 2018, for each named executive officer. For the Company’s Chief Executive Officer, 78% of his target total compensation is performance-based. For the other named executive officers, 58% of target total compensation is performance-based. The chart illustrates target total compensation as of December 31, 2018, as described in the Base Salary, Annual Incentives and Long-Term Equity sections below.

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COMPENSATION DISCUSSION AND ANALYSIS

Company Total Direct Compensation Mix is Well-Positioned Compared to Peers

The following chart shows the total direct compensation for all of the Company’s named executive officers compared to its peers:

Components of Executive Compensation are Designed to Reward Performance in a Simple and Straightforward Manner

The individual components of the Company's executive compensation program include:

Pay Element	Pay Philosophy	Component	Performance Element

Long-Term Equity	Uphold alignment with stockholders and promote retention by tying a significant portion of pay to stock price appreciation	Stock Options	4-Year Vesting

	Support long-term business strategy and enhance retention by tying a significant portion of pay to periodic long-term financial performance goals, or "Projects"	Stock	Aspirational Multi-Year Modified EBITDA Target

Annual Incentives	Motivate and provide recognition for achieving annual financial and operational performance goals with variable, at-risk performance-based pay	Cash or Stock	Adjusted EBITDA

Net Debt

Guest Satisfaction

Safety

Base Salary	Compensate for executive's responsibilities, experience and performance with fixed pay	Cash	Annual Review

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COMPENSATION DISCUSSION AND ANALYSIS

In setting total compensation, the Compensation Committee applies a consistent approach for all executive officers. Although the Compensation Committee has a compensation philosophy, as described below, the Compensation Committee exercises appropriate business judgment to apply the philosophy to the facts and circumstances associated with each executive.

Base Salary

Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement and based on the philosophies and factors described herein, the salaries of named executive officers are reviewed annually, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain highly qualified executives to drive success based on the individual's responsibilities, performance and experience, internal equity, and business and industry conditions. For 2018, Messrs. Balk, Barber, and Petit, and Ms. Aslin received salary increases ranging from 2% to 5%. Mr. Reid-Anderson’s salary remained the same.

The following table shows the annual base salary rate in 2018 for the named executive officers:

Executive	Base Salary Rate($)
James Reid-Anderson	1,800,000
Marshall Barber	538,000
Lance C. Balk	597,000
Brett Petit	502,000
Catherine Aslin	340,000

Annual Incentives

The Company's annual incentive plan closely links pay and performance by providing all eligible full-time employees, including the named executive officers, an incentive compensation opportunity based on the Company achieving key business plan goals, with an emphasis on Adjusted EBITDA. The Company selected these goals because it believes successful performance against these measures promotes the creation of long-term stockholder value. The Company places more weight on Adjusted EBITDA because it believes that Adjusted EBITDA tracks core operating performance more closely, is widely used by analysts and investors to evaluate performance in the Company's industry and is most directly related to stockholder value.

Unless Adjusted EBITDA for 2018 was more than $518.0 million, no annual incentive would have been earned. If more than the target $576.4 million of Adjusted EBITDA was attained, the amount earned for each incentive objective would have increased on a pro rata basis to a maximum of 200% of target as

Adjusted EBITDA increased from $576.4 million to $603.6 million. "Adjusted EBITDA" is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company. “Modified EBITDA” is defined as the Company’s consolidated income (loss) from continuing operations excluding the following: the cumulative effect of changes in accounting principles; discontinued operations gains or losses; income tax expense or benefit; restructure costs or recoveries; reorganization items (net); other income or expense; gain or loss on early extinguishment of debt; equity in income or loss of investees; interest expense (net); gain or loss on disposal of assets; gain or loss on the sale of investees; amortization; depreciation; stock-based compensation; and fresh start accounting valuation adjustments.

The following table shows the target annual incentive opportunities as of December 31, 2018, for the named executive officers:

Executive	Target Annual Incentive
Jim Reid-Anderson	100% of base salary(1)
Marshall Barber	75% of base salary
Lance C. Balk	75% of base salary
Brett Petit	62.5% of base salary
Catherine Aslin	62.5% of base salary

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(1)	Even though the Company's results in 2018 were favorable, they did not meet the Company's higher expectations. As a result, the Board and Mr. Reid-Anderson determined, in November 2018, that Mr. Reid-Anderson’s target annual incentive for 2018 would be 100% of his base salary (i.e., 50% of his target annual incentive as set forth in his employment agreement).

No named executive officer may earn more than 200% of such named executive officer's target annual incentive. The named executive officers earn their respective target annual incentive based on achievement of the following four financial and strategic objectives:

Objective	Weight	Target Goal		Percent of Prong Earned	Bonus Attainment
Adjusted EBITDA	50.0%	$576.4 million		60.8%	30.4%
Net Debt Level	25.0%	Equal to or better than budget ($2,083 million, as adjusted)		100%	25.0%
Guest Satisfaction Scores	12.5%	■	2018 guest satisfaction score exceeds 2017 guest satisfaction score, or	100%	12.5%
		■	2018 guest satisfaction score is higher than 8.5
Success in fostering and maintaining a safe park environment	12.5%	■	2018 guest safety perception score exceeds 8.0 and quality assessment review standards met, and	100%	12.5%
		■	2018 actual workers compensation claims lower than 2017 annual workers compensation claim target
	100%				80.4%

Since more than the minimum Adjusted EBITDA of $518.0 million for 2018 was achieved, attainment of the weighted target annual incentive components was determined separately for each of the four objectives. With attainment of $553.5 million of Adjusted EBITDA out of the target Adjusted EBITDA of $576.4 million, full achievement of the net debt level, guest satisfaction, safety quality assessment review, and workers compensation claims objectives, the named executive officers received below-target payouts for 2018. The named executive officers earned 80.4% of their target annual incentive under the annual incentive plan.

In February 2019, the Compensation Committee approved the following annual incentive awards for the named executive officers pursuant to the criteria of the annual incentive plan, which were paid upon completion of the Company's audit for 2018. The amounts paid pursuant to the annual incentive plan are set forth in the "Non-Equity Incentive Plan Compensation" column of the 2018 Summary Compensation Table because such amounts were paid pursuant to the pre-established criteria under the annual incentive plan.

Executive	Target Annual Incentive($)	80.4% of Target Annual Incentive($)
James Reid-Anderson	1,800,000	1,447,209
Marshall Barber	403,500	324,416
Lance C. Balk	447,750	359,993
Brett Petit	313,750	252,257
Catherine Aslin	212,500	170,851

Long-Term Equity

While the annual incentives are intended to reward the achievement of short-term financial goals, the executive compensation program emphasizes and rewards results over the long-term through equity incentives that have a substantial performance-based component and multi-year vesting schedules. The Company's long-term equity awards are tied to the Company's performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company's stockholders and to reward the named executive officers' contribution to the long-term growth and performance of the Company. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee awards stock options or performance stock units, or a combination thereof, based on its determination of the relative value of each form of

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COMPENSATION DISCUSSION AND ANALYSIS

award at the time of grant and the performance and responsibilities of each named executive officer. These awards are granted under the Company's Long-Term Incentive Plan. The Compensation Committee has not granted any time-based restricted stock or restricted stock units to named executive officers since 2011. The Compensation Committee may, from time to time, grant additional equity incentive awards to employees, including named executive officers, based on individual circumstances such as outstanding performance or in connection with a promotion.

■	Stock Options. Stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company's common stock on the date the stock options are granted. The Compensation Committee believes that stock options are appropriate because they are aligned with the long-term interests of stockholders. This is because the stock options have no value to the named executive officers unless the market value of the Company's common stock increases after the grant date. As discussed below under "Dividend Equivalent Rights," unvested stock options have Dividend Equivalent Rights associated with them, which are not paid until the options vest. As an incentive, the Compensation Committee granted stock options to each current named executive officer (other than Mr. Reid-Anderson) in August 2018 as part of a general grant to employees.

■	Performance Awards—Projects Generally. Prior to the current management team, the Company had a history of severe underperformance. To boost morale and attract, retain and incentivize employees with aspirational performance awards, in 2010, the Compensation Committee designed unique performance awards called "Projects." The Projects are designed to reward participants for achievement of stretch goals based on Modified EBITDA, which is an objective and understandable measurement to evaluate the Company's operational performance and is a key driver of stockholder returns. The Projects are intended to incentivize and retain participants over a multi-year period. The following table sets forth detailed information for each Project in the aggregate:
Project Name	Project 350	Project 500	Project 600	Project 750
Year Commenced	2010	2011	2014	2016
Shares Earned at Full Achievement in Target Achievement Year(1)	2,820,000	2,628,000	2,400,000	1,025,000
Target Achievement Year	2011	2015	2017	2020
Market Value of Target Shares(2)	$24 million	$45 million	$88 million	$57 million
Actual Shares Earned(1)(3)(4)	2,829,580	2,825,100	—(5)	N/A
Market Value of Earned Shares at Issuance	$87 million	$137 million	—	N/A
Stockholder Value Created(6)(7)	$1.519 billion	$4.682 billion	$1.721 billion	N/A
Project Period TSR(6)(7)
Six Flags	182%	225%	32%	N/A
S&P 500	14%	79%	35%	N/A
Annualized TSR(7)(8)
Six Flags	88%	34%	10%	N/A
S&P 500	9%	16%	11%	N/A
(1)	All share amounts are adjusted for stock splits. For Project 750, an additional 125,000 shares were approved on August 30, 2018, for newly eligible employees.
(2)	Amount calculated based on the closing price of the Company's common stock on the date each employee began participating in the applicable Project.
(3)	Amount excludes associated DERs.
(4)	Achievement of the Project 750 Target Modified EBITDA requires a 12% compound annual growth rate in Modified EBITDA through 2020 and would result in 100% of the target award being earned in 2020.

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(5)	The Company did not achieve Project 600; no shares were earned under the program.
(6)	Amount reflects change in the Company's market capitalization plus value of dividends paid and shares repurchased from date Project established to Target Achievement Year.
(7)	For purposes of calculating stockholder value created and TSR, assumes a Project period of May 10, 2010 through December 31, 2011 for Project 350, a period of December 31, 2011 through December 31, 2015 for Project 500, and a period of December 31, 2015 through December 31, 2017 for Project 600.
(8)	Assumes dividend reinvestment in the Company's common stock.

Project 600. The Compensation Committee determined in 2014 that an aspirational goal called Project 600 would be motivating to the Company’s employees and beneficial to its stockholders. Pursuant to the Project 600 program, the participants (all director-level and above) were entitled to receive a target number of shares of stock if the Company achieved $600 million of Modified EBITDA (the "Project 600 Target Modified EBITDA") by 2017. The Project 600 Target Modified EBITDA was not achieved; no shares were earned under the program.

Aspirational Target

The Compensation Committee believes that Modified EBITDA is the appropriate measurement because it is the most comparable measure to evaluate operational performance against other industry participants, incorporates the full range of the Company's business, and has a direct impact on the Company's stock price. The performance award was widely granted to the Company's employees, and Modified EBITDA is a simple measurement that enables employees to easily understand how they can contribute toward the target. Finally, it generally excludes the impact of extraordinary or non-routine events that can distort performance such as acquisitions and dispositions, and requires organic and sustainable growth to attain the target.

The Project 600 Target Modified EBITDA was a very difficult target for the Company to achieve. At the time the performance target was established in October 2014, the Company’s 2013 calendar year Modified EBITDA was $444.2 million, thus the Project 600 Target Modified EBITDA represented an increase of 35%. This goal was not reached in 2017. The Project 600 program provided a reduced award for late achievement in 2018 to acknowledge the difficulty in reaching the significant goal. Therefore, if the Project 600 Target Modified EBITDA was achieved in calendar year 2018, participants would have been entitled to receive 50% of their target award, but it was not achieved; no shares were earned under the program.

Number of Shares

The number of shares of stock that each named executive officer was eligible to receive under Project 600 for 2018, which were not earned because the goal was not achieved, is set forth below:

Executive	Number of Shares
James Reid-Anderson	217,500
Marshall Barber	26,250
Lance C. Balk	22,500
Brett Petit	20,000
Catherine Aslin	7,500

Determination of Achievement

Modified EBITDA is determined after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of extraordinary or infrequently occurring events such as acquisitions and dispositions and costs associated with the evaluation of strategic options. Pursuant to feedback that the Company received from its stockholders, the Compensation Committee determined that, since the incremental investment in the new waterpark in Mexico and the acquisition of five new leased parks were not planned when the Project 600 Target Modified EBITDA was determined, the Project 600 Target Modified

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COMPENSATION DISCUSSION AND ANALYSIS

EBITDA was increased. Since the Project 600 Target Modified EBITDA was not achieved in calendar year 2018; no shares were earned under Project 600.

Project 750. Largely due to the success of Project 350 and Project 500 in motivating participants, and the Company's substantial progress toward Project 600 by the end of 2016, the Compensation Committee created the aspirational goal called Project 750. Project 750 awards were given to all director-level employees and above.

Aspirational Target

Project 750 provides participants with an equity incentive for the Company to achieve $750.0 million of Modified EBITDA in a calendar year (the "Project 750 Target Modified EBITDA") by December 31, 2020. Pursuant to Project 750, the named executive officers will be issued shares of stock if the Company achieves the Project 750 Target Modified EBITDA. At the time this performance target was established in October 2016, the Company’s September 30, 2016 last twelve month Modified EBITDA was $531.6 million, thus the Project 750 Target Modified EBITDA represented an increase of 41%.

Achievement Time Frames

Achievement of the Project 750 Target Modified EBITDA requires the Company to increase

Modified EBITDA by 26% from $593.5 million Modified EBITDA in 2018, representing a 12% compound annual growth rate. Similar to previous Projects, the number of shares issued pursuant to the performance award is based on a range linked to the year in which the goal is achieved. In order to align stockholders’ interests with employees’ interests to attain the best result as early as possible, Project 750 provides participants with incentive to reach the Project 750 Target Modified EBITDA earlier than 2020 by providing early achievement premiums (i.e., additional shares) if certain Modified EBITDA levels are achieved prior to the target year. In addition, given the difficulty of achieving the Project 750 Target Modified EBITDA by 2020, a reduced amount of shares will be issued if the target is achieved in 2021. While the Company currently believes that achievement of the Project 750 Target Modified EBITDA by 2020 is highly unlikely, the Company believes the participants continue to be motivated as they strive for late achievement of the target by 2021.

Number of Shares

The number of shares of stock that each current named executive officer is eligible to receive in 2019-2021 is set forth below if the Project 750 Target Modified EBITDA is first achieved in the year specified and no partial award (as described below) was previously earned:

Executive	2019 Achievement	2020 Achievement/Target Award	2021 Achievement
James Reid-Anderson	172,500	150,000	75,000
Marshall Barber	43,125	37,500	18,750
Lance C. Balk	20,125	17,500	8,750
Brett Petit	18,400	16,000	8,000
Catherine Aslin	16,100	14,000	7,000

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COMPENSATION DISCUSSION AND ANALYSIS

Partial Awards

If at least $725.0 million of Modified EBITDA, but less than the Project 750 Target Modified EBITDA, is achieved in calendar year 2019, a partial Project 750 award can be achieved and any over-performance above $725.0 million of Modified EBITDA can be credited to the next calendar year's achievement of $725.0 million of

Modified EBITDA for purposes of determining if the remaining portion of the Project 750 award could be earned. The following table describes the number of shares that may be issued based on the year a partial award is first achieved (and an additional partial award may be available if one is achieved in a subsequent year):

Year Partial Award Achieved	Number of Shares Assuming No Partial Award in Prior Year
2019	75% of 2019 Early Achievement
2020	75% of 2020 Achievement

Determination of Achievement

Modified EBITDA is determined after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of extraordinary or infrequently occurring events such as material acquisitions and dispositions and costs associated with the evaluation of strategic options.

If a change in control (as defined under Project 750) occurs, then the Project 750 Target Modified EBITDA would be deemed earned but no early achievement award would be considered earned (unless such Project 750 Target Modified EBITDA had already been earned by the time of the change in control) and instead if no partial awards were previously made, the target award would be treated as earned.

Eligibility to Receive Shares

To receive shares under Project 750, unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved or the executive must be employed by the Company on the date of a change in control (as defined under Project 750), or have had such employment terminated in anticipation of such a change in control.

■	Dividend Equivalent Rights. In order for stock option holders and Project 750 participants to participate in the Company's quarterly dividend on its common stock, the Compensation Committee determined to grant holders of the Company's unvested stock options and Project 750 awards with Dividend Equivalent Rights ("DERs"). No DERs are paid to any holders with respect to any unvested awards until such awards vest. The stock option DERs provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends on the common stock from the grant date through the date of option vesting and such shares are only paid once vesting occurs. Similarly, the Project 750 DERs provide for issuance of shares of stock in a value equal to any dividends on the common stock from the award issuance date through the date shares, if any, are issued under Project 750 and such shares are only paid to the extent that the shares pursuant to the underlying award vest. The Compensation Committee believes that the use of DERs was necessary to keep the executives aligned with stockholders as a significant part of the Company's total stockholder return is in the form of dividends.

Minimal Perquisites

The Company provides a limited number of perquisites and other personal benefits to the named executive officers, which the Company believes are reasonable and consistent with market practices. The "All Other Compensation" column of the 2018 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC.

Retirement and Other Benefits

The Company believes retirement plans serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions in the amount of 100% of the first 3% of

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COMPENSATION DISCUSSION AND ANALYSIS

salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits).

The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the contributory 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see "—Fiscal 2018 Non-Qualified Deferred Compensation."

The Company maintains an employee stock purchase plan, which is made available to substantially all of the Company's employees, and allows participants to acquire the Company's common stock at a discounted price. The employee stock purchase plan was approved by stockholders at the Company's annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company's common stock at a 10% discount to the lower of the market value of the common stock at the beginning and end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company's common stock on the first trading day of each offering period) of the Company's common stock in any calendar year.

Health Benefits and Disability Insurance

The Company provides its executive officers with the same health and disability insurance plans offered to all employees.

Compensation Upon Termination of Employment

In addition to the direct compensation program, the Company believes it is important to provide certain of the executive officers with competitive separation payments and benefits because it provides a measure of financial security for the executive officer and his or her family in the event of certain terminations of an executive officer's employment and also enables the Company to secure their cooperation following termination. Post-employment compensation consists primarily of two types—severance pay and benefits continuation. Under their respective employment agreements, the named executive officers are entitled to receive these benefits in the event of specified terminations of employment and as a consequence of a change in control. The agreements contain a double-trigger provision, which requires both a change in control and termination of employment in order for the executive officer to receive benefits under the change in control provision rather than a single-trigger provision under which benefits are triggered automatically by a change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.

The separation payments and benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

■	Enhance the Company's value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.
■	Preserve the objectivity of the Company's management team if they are negotiating and executing a consolidation transaction.
■	Keep the management team focused on the Company's business instead of their personal financial situation.

The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company's hiring needs dictate. See "—Potential Payments Upon Termination" for additional information on separation payments and benefits for the named executive officers.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that the Company may deduct for compensation paid to certain executive officers. Previously, this limitation did not apply to compensation that met the requirements under Section 162(m) for qualified performance-based compensation. This exemption from Section 162(m)’s deduction limit for certain performance-based compensation has generally been repealed, effective

38        2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

for years beginning after December 31, 2017, and the group of covered executive officers has been expanded to include the chief financial officer and certain former executive officers. Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief applicable to certain written binding contracts in effect on November 2, 2017, which are not modified in any material respect on or after such date.

Although the Compensation Committee has considered the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, tax-deductibility was not the primary factor used by the Compensation Committee in setting compensation and the Compensation Committee expects that Section 162(m) will become less of a factor with the repeal of the performance-based compensation exemption. The Compensation Committee designs and administers compensation programs that it believes are in the best interests of the Company and its stockholders.

Stock Ownership, Clawback and Other Policies

To enhance alignment of interest between management and the Company's stockholders, the Company maintains stock ownership guidelines for executive officers and certain other members of senior management. Under the guidelines, each executive should seek to have a level of ownership of Company stock that has a value approximately equal to at least two times their annual base salary (and six times annual base salary for the Company's Chief Executive Officer). The ownership level should generally be achieved within three years of the date the person first becomes an executive officer or member of senior management for new officers. All of the named executive officers are in compliance with the Company's stock ownership guidelines.

The Company's insider trading policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company's common stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company's insider trading policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars and other derivative instruments, or through the establishment of a short position in the Company’s securities.

The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General

Counsel. The Company’s General Counsel expects to approve pledging of stock on a case by case basis only in those situations where the individual is acquiring stock pursuant to Company compensatory programs and because of taxes and acquisition costs, the likely alternative to pledging of the stock being acquired is the sale of such stock.

The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company's stockholders that executives not be penalized for their past successes.

All equity awards and annual incentives (both cash and stock) to executive officers have been made under the Company’s Long-Term Incentive Plan. The Company's Long-Term Incentive Plan contains clawback provisions that provide that the Compensation Committee, may, to the extent permitted by law, require the termination, rescission or repayment of awards and incentives previously awarded under the Company's Long-Term Incentive Plan if the granting, vesting or payment of such awards or incentives was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, the executive officer (or any other participant in the plan) benefited from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement and a lower granting, vesting or payment would have occurred based on such

    2019 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

conduct. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.

40        2019 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company's management. Based on the Compensation Committee's review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

THE COMPENSATION COMMITTEE

Stephen D. Owens (Chair)
Jon L. Luther
Usman Nabi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation

Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during 2018.

COMPENSATION POLICIES AND RISK MANAGEMENT PRACTICES

The Compensation Committee has reviewed the Company's policies and practices for all of the Company's employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual incentives and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce annual incentive payments (or pay no annual incentive) based on individual performance or any other factors it may determine to be appropriate in the circumstances.

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EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table summarizes the compensation paid by the Company to (i) the Company's Chief Executive Officer, (ii) the Company's Chief Financial Officer and (iii) the Company's other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2018.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(4) ($)	Total ($)
James Reid-Anderson President and Chief Executive Officer	2018	1,800,000	—	1,519,957	2,473,569	1,447,209	119,937	7,360,672
	2017	1,366,154	—	9,152,421	3,162,453	868,136	125,084	14,674,248
	2016	1,065,385	—	970,094	1,500,006	1,020,940	201,807	4,758,232
Marshall Barber Chief Financial Officer	2018	538,000	—	141,972	198,500	324,416	31,530	1,234,418
	2017	525,000	—	84,035	184,317	250,245	34,844	1,078,441
	2016	473,192	—	38,818	535,748	296,524	33,089	1,377,371
Lance C. Balk General Counsel	2018	597,000	—	110,876	198,500	359,993	34,977	1,301,346
	2017	582,000	—	108,203	184,317	277,415	40,789	1,192,724
	2016	565,000	—	127,440	85,747	381,727	58,042	1,217,956
Brett Petit Senior Vice President, Marketing	2018	502,000	—	99,654	158,800	252,257	27,865	1,040,576
	2017	490,000	—	92,278	154,353	194,635	32,181	963,447
	2016	475,000	—	99,537	85,747	267,434	42,302	970,020
Catherine Aslin Senior Vice President, Human Resources	2018	340,000	—	30,301	158,800	170,851	17,731	717,683
	2017	325,000	—	462,983	185,048	103,276	11,336	1,087,643
(1)	Each of the named executive officers deferred portions of their salary, bonus and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2018 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals.
(2)	The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Form 10-K. For 2018, these awards were the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2018. For 2017, pursuant to SEC rules, the value of the Project 600 award to Mr. Reid-Anderson and Ms. Aslin is included because on the date of grant the Company had determined that partial achievement of the Modified EBITDA performance goal was probable in 2017. Since the performance goal was not achieved, no shares were earned under the program. The amount reported above that relates to the Project 600 award is $7,910,138 and $449,700 for Mr. Reid-Anderson and Ms. Aslin, respectively.
(3)	The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Form 10-K. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).

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EXECUTIVE COMPENSATION

(4)	The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), and Supplemental 401(k) Plan matching contributions as follows:
Executive	401(k) Plan Match ($)	Supplemental 401(k) Plan Match ($)	Total ($)
James Reid-Anderson	11,000	81,936	92,936
Marshall Barber	11,000	20,530	31,530
Lance C. Balk	11,000	23,977	34,977
Brett Petit	11,000	16,865	27,865
Catherine Aslin	11,000	6,731	17,731

The amount shown in 2018 for Mr. Reid-Anderson includes $12,000 for an automobile allowance and $15,000 for a tax planning and legal services allowance as provided for in his employment agreement. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see "—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Benefits."

2018 Grants of Plan-Based Awards

The following table provides information on equity and non-equity awards granted in 2018, except as otherwise noted below, to each of the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Reid-Anderson	—	—	3,600,000	7,200,000	—	—	—	—	—	—	—
	2/21/2018	—	—	—	—	—	—	—	300,000	66.74	2,473,569
	2/21/2018	—	—	—	—	—	—	(2)	—	—	2,180,094
Marshall Barber	—	—	403,500	807,000	—	—	—	—	—	—	—
	8/30/2018	—	—	—	—	—	—	—	25,000	65.27	198,500
	8/30/2018	—	—	—	—	—	—	(2)	—	—	173,183
Lance C. Balk	—	—	447,750	895,500	—	—	—	—	—	—	—
	8/30/2018	—	—	—	—	—	—	—	25,000	65.27	198,500
	8/30/2018	—	—	—	—	—	—	(2)	—	—	173,183
Brett Petit	—	—	313,750	627,500	—	—	—	—	—	—	—
	8/30/2018	—	—	—	—	—	—	—	20,000	65.27	158,800
	8/30/2018	—	—	—	—	—	—	(2)	—	—	138,547
Catherine Aslin	—	—	212,500	425,000	—	—	—	—	—	—	—
	8/30/2018	—	—	—	—	—	—	—	20,000	65.27	158,800
	8/30/2018	—	—	—	—	—	—	(2)	—	—	138,547
(1)	The target and maximum amounts for Mr. Reid-Anderson's annual incentive are based on his employment agreement while the Compensation Committee determined that for 2018 the actual annual incentive would be based on 100% of base salary and a maximum of 200% of base salary. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" for details regarding the annual incentive.
(2)	On the grant dates of stock option awards, DERs were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash DERs accumulated from the grant date through the date that the stock option vests.

    2019 Proxy Statement    43

EXECUTIVE COMPENSATION

2018 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the total outstanding equity awards as of December 31, 2018 for each of the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
James Reid-Anderson	—	—	—	—	—	—	—	—	150,000	(3)	9,019,500
	2/19/2015	—	50,000	—	47.60	2/19/2025	—	—	—		—
	2/19/2015	—	—	—	—	—	(4)	489,000	—		—
	2/19/2016	—	125,000	—	51.38	2/19/2026	—	—	—		—
	2/19/2016	—	—	—	—	—	(4)	947,500	—		—
	7/18/2017	—	375,000	—	57.01	7/18/2027	—	—	—		—
	7/18/2017	—	—	—	—	—	(4)	1,687,500	—		—
	2/21/2018	—	300,000	—	66.74	2/21/2028	—	—	—		—
	2/21/2018	—	—	—	—	—	(4)	714,000	—		—
Marshall Barber	—	—	—	—	—	—	—	—	37,500	(3)	2,326,875
	8/24/2013	2,250	—	—	34.49	8/24/2023	—	—	—		—
	8/24/2014	5,000	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	6,000	2,000	—	42.34	8/24/2025	—	—	—		—
	8/24/2015	—	—	—	—	—	(4)	18,520	—		—
	2/19/2016	37,500	37,500	—	51.38	2/19/2026	—	—	—		—
	2/19/2016	—	—	—	—	—	(4)	284,250	—		—
	8/24/2016	7,500	7,500	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(4)	52,500	—		—
	2/8/2017	1,250	3,750	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(4)	21,675	—		—
	8/30/2017	6,250	18,750	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(4)	84,375	—		—
	8/30/2018	—	25,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(4)	20,500	—		—
Lance C. Balk	—	—	—	—	—	—	—	—	17,500	(3)	1,085,875
	8/24/2012	13,500	—	—	27.76	8/24/2022	—	—	—		—
	8/24/2013	27,000	—	—	34.49	8/24/2023	—	—	—		—
	8/24/2014	30,000	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	15,000	5,000	—	42.34	8/24/2025	—	—	—		—
	8/24/2015	—	—	—	—	—	(4)	46,300	—		—
	8/24/2016	7,500	7,500	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(4)	52,500	—		—
	2/8/2017	1,250	3,750	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(4)	21,675	—		—
	8/30/2017	6,250	18,750	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(4)	84,375	—		—
	8/30/2018	—	25,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(4)	20,500	—		—

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		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Brett Petit	—	—	—	—	—	—	—	—	16,000	(3)	992,800
	8/24/2013	5,250	—	—	34.49	8/24/2023	—	—	—		—
	8/24/2014	12,500	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	10,000	5,000	—	42.34	8/24/2025	—	—	—		—
	8/24/2015	—	—	—	—	—	(4)	46,300	—		—
	8/24/2016	7,500	7,500	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(4)	52,500	—		—
	2/8/2017	1,250	3,750	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(4)	21,675	—		—
	8/30/2017	5,000	15,000	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(4)	67,500	—		—
	8/30/2018	—	20,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(4)	16,400	—		—
Catherine Aslin	—	—	—	—	—	—	—	—	14,000	(3)	861,500
	8/24/2014	3,500	—	—	37.54	8/24/2024	—	—	—		—
	8/24/2015	2,250	750	—	42.34	8/24/2025	—	—	—		—
	8/24/2015	—	—	—	—	—	(4)	6,945	—		—
	8/24/2016	1,125	1,125	—	50.39	8/24/2026	—	—	—		—
	8/24/2016	—	—	—	—	—	(4)	7,875	—		—
	1/3/2017	1,687	5,063	—	60.06	1/3/2027	—	—
	1/3/2017	—	—	—	—	—	(4)	29,264	—		—
	2/8/2017	750	2,250	—	60.80	2/8/2027	—	—	—		—
	2/8/2017	—	—	—	—	—	(4)	13,005	—		—
	8/30/2017	5,000	15,000	—	53.12	8/30/2027	—	—	—		—
	8/30/2017	—	—	—	—	—	(4)	67,500	—		—
	8/30/2018	—	20,000	—	65.27	8/30/2028	—	—	—		—
	8/30/2018	—	—	—	—	—	(4)	16,400	—		—
(1)	The stock options awarded to the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Named Executive Officers." As described in "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights," in connection with the dividend increase in 2012, the Board began granting DERs to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the DERs accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.
(2)	The value set forth for DERs is based on the amount of cash dividend equivalents accumulated from the grant date through December 31, 2018.
(3)	Amount represents the target number of shares that may be issued under Project 750 if the Company achieves the Project 750 Target Modified EBITDA in calendar year 2020. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 750 and related DERs.
(4)	On the grant date of the stock option awards, accompanying DERs were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

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EXECUTIVE COMPENSATION

2018 Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock vested for the named executive officers during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
James Reid-Anderson	337,500	6,488,063	34,928	2,385,483
Marshall Barber	—	—	2,715	184,066
Lance C. Balk	—	—	2,370	157,012
Brett Petit	—	—	2,118	140,343
Catherine Aslin	3,000	97,080	632	41,542
(1)	The amount was calculated based on the difference between the market price of the Company's common stock on the date of exercise and the exercise price.
(2)	The amount represents the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2018 as described in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity."
(3)	The amount was calculated based on the fair market value of the Company's common stock on the vesting date (or the previous trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company's common stock on the applicable date and accumulated dividends/DERs.

Fiscal 2018 Non-Qualified Deferred Compensation

The Company maintains a Supplemental 401(k) Plan that covers selected employees including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company's 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company's 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company's 401(k) Plan is limited to 4% of the participant's base salary and annual incentive compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service from the Company. The following table sets forth information concerning the named executive officers' participation in the Supplemental 401(k) Plan during fiscal 2018:

	Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2018(1) ($)	Registrant Contributions in Fiscal 2018(1) ($)	Aggregate Earnings (Loss) In Fiscal 2018 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Fiscal 2018(2) ($)
James Reid-Anderson	129,888	81,936	(163,183)	—	1,828,649
Marshall Barber	17,844	20,530	(12,308)	—	196,590
Lance C. Balk	57,385	23,977	(61,448)	—	704,879
Brett Petit	30,152	16,865	(31,739)	—	488,054
Catherine Aslin	11,516	6,731	(793)	—	17,455
(1)	All amounts reported as executive contributions are executive elective deferrals included in the 2018 Summary Compensation Table, as salary or non-equity incentive compensation for 2018. All amounts reported as registrant contributions are Company matching contributions included in the 2018 Summary Compensation Table as all other compensation for 2018.

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(2)	The aggregate balance includes $1,546,923, $157,963, $596,757, $420,723, and $18,247 for Messrs. Reid-Anderson, Barber, Balk and Petit, and Ms. Aslin, respectively, which was reported in the Summary Compensation Table for 2012 through 2018.

Description of Employment Agreements of Named Executive Officers

In connection with Mr. Reid-Anderson’s appointment as Chairman, President and Chief Executive Officer in July 2017, the Company entered into a new employment agreement with Mr. Reid-Anderson (the “2017 Employment Agreement”) that provides for, among other things, a base salary of at least $1,800,000 per year and an annual incentive with a target opportunity of 200% of his base salary and a maximum annual incentive opportunity of two times the target annual incentive. The Board determined that for 2018, Mr. Reid-Anderson’s actual annual incentive would continue to be determined based on the target opportunity of 100% of the base salary paid to Mr. Reid-Anderson, the same as it was in 2017. For subsequent years, while Mr. Reid-Anderson is Chief Executive Officer, his target opportunity will be 200% of base salary pursuant to his employment agreement.

The Company enters into employment agreements with its named executive officers providing for base salary, annual incentive target opportunities and compensation upon certain terminations of employment as described above and in "—Potential Payments Upon Termination." The Company previously entered into employment agreements with Messrs. Balk, Petit and Barber and Ms. Aslin.

See "—Compensation Discussion and Analysis—Elements of Compensation" for additional information on the compensation of the named executive officers. The employment agreements also contain provisions for separation payments and benefits upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions. For a description of separation or change in control payments and benefits provided by these employment agreements, see "—Potential Payments Upon Termination."

In connection with the Company’s succession planning process, on March 7, 2019, the Company and Mr. Reid-Anderson entered into a retirement agreement that becomes effective upon the earlier of: (i) notice from Mr. Reid-Anderson of a retirement date on or after February 28, 2020 and (ii) notice from the Company of the commencement date of an individual to become the next Chief Executive Officer of the Company. The retirement agreement provides for continuation of Mr. Reid-Anderson’s compensation arrangement under his current employment agreement through his retirement date. Under the retirement agreement, if the Company identifies a new Chief Executive Officer before February 28, 2020, Mr. Reid-Anderson will continue to receive his salary through February 28, 2020 and if Mr. Reid-Anderson’s retirement date is before the annual incentive for calendar year 2019 is paid, any annual incentive Mr. Reid-Anderson would have received for calendar year 2019 will be paid based on actual Company results and consistent with the manner calculated for other senior executives.

The retirement agreement also provides for vesting of outstanding stock options that would have vested if Mr. Reid-Anderson had remained employed through February 28, 2021, a discretionary bonus for 2020 considering any portion of 2020 he remains as Chief Executive Officer, and provision for benefit continuation. The retirement agreement also provides that upon Mr. Reid-Anderson’s retirement any right to earn shares under the Project 750 program that has not yet been earned upon his retirement shall be forfeited. The retirement agreement continues the non-competition, indemnification, confidentiality and proprietary information provisions in Mr. Reid-Anderson’s current employment agreement.

Potential Payments Upon Termination

Potential Payments Upon Termination of Named Executive Officers

All of the named executive officers have provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment. Upon a named executive officer's termination of employment, including for cause, such executive is generally entitled to unpaid earned salary, unpaid earned annual incentive and unpaid benefits.

    2019 Proxy Statement    47

EXECUTIVE COMPENSATION

Payments Upon Death or Disability

In the event of termination of the named executive officer's employment due to death or disability the executive would be entitled to receive the benefits outlined below:

Benefit	CEO	Other NEOs
Lump sum payment (disability only)	2x base salary 2x annual target incentive	1x base salary 1x annual target incentive
Annual incentive (prorated)	Yes	Yes
Time-vested equity awards vest(1) (excludes “Project” awards)	Yes(2)	Yes
(1)	Outstanding options remain exercisable for the shorter of their respective originally scheduled terms or one year following the date of termination.
(2)	Mr. Reid-Anderson would be entitled to continue to participate in Project 750.

Termination Without Cause or For Good Reason

If an executive’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, such as accrued payments and benefits, the executive would be entitled to receive the benefits outlined below:

Benefit	CEO	Other NEOs
Lump sum payment(1)	2x base salary 2x annual target incentive	1x base salary 1x annual target incentive
Annual incentive (prorated)	Yes	Yes
Continued healthcare coverage(2)	24 months	18 months
Time-vested equity vests(3)	Yes	Yes for awards scheduled to vest within 12 months following termination
Continued participation in Project 750	Yes	Yes
Executive outplacement services	No	Yes
(1)	If the employment of any of the named executive officers (other than Mr. Reid-Anderson) is terminated without cause or such executive resigns with good reason before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), such executive will instead be entitled to receive a lump sum payment in an amount equal to 2x base salary and 2x annual target incentive, and all time-vested equity will fully vest.
(2)	Messrs. Reid-Anderson and Barber, and Ms. Aslin, may instead receive a lump sum payment at the Company’s discretion. Mr. Reid-Anderson is also entitled to continued life insurance coverage.
(3)	Vested options remain exercisable for the shorter of their respective originally scheduled terms or one year following the date of termination.

48        2019 Proxy Statement

EXECUTIVE COMPENSATION

The following terms are generally defined in the employment agreements for the named executive officers as follows:

Term	Definition
Cause	■	continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform executive’s duties;
	■	material malfeasance or gross neglect in the performance of executive’s duties;
	■	conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
	■	commission of fraud or embezzlement against the Company constituting a crime;
■
material breach of any material provision of executive’s employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

	■	material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;
■
continued failure to cooperate in any audit or investigation involving the Company or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

	■	actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.

Good Reason (without the executive’s express written consent)	■	material diminution in employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his or her position;
	■	reduction in base salary or target annual incentive; or
	■	material breach by the Company of the compensation or indemnification provisions of the executive's employment agreement.
■
with respect to Mr. Reid-Anderson only:
o   removal as President or Chief Executive Officer or an adverse change in reporting obligations, and
o   failure of the Company to nominate him for election as a member of the Board or the failure to appoint him as Chairman of the Board while he is a member of the
    Board or the failure of the Company’s stockholders to elect him to the Board once nominated.

An executive's employment may terminate for “good reason” only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of "good reason," he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days (5 business days in the case of Mr. Reid-Anderson) of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive's employment within 30 business days of the end of such cure period.

    2019 Proxy Statement    49

EXECUTIVE COMPENSATION

Potential Payments Upon Termination of Employment or Change in Control

The table below illustrates payments that would be made to a named executive officer if his or her employment terminates due to a termination for death or disability, without cause or for good reason. The amounts shown and discussed in this section assume that a termination was effective as of

December 31, 2018, and assume there is no earned but unpaid base salary, annual incentive or expenses at the time of termination. This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Executive	Cash Severance Payments ($)	Vesting of Stock Options(1) ($)	Vesting of Project 750(2) ($)	Benefit Payments / Outplacement Services ($)	Total ($)
James Reid-Anderson
Death	—	4,770,750	—	—	4,770,750
Disability	10,800,000	4,770,750	—	—	15,570,750
Without Cause or for Good Reason —No Change in Control	10,800,000	4,770,750	—	45,010	15,615,760
Without Cause or for Good Reason —Change in Control	10,800,000	4,770,750	9,019,500	45,010	24,635,260
Marshall Barber
Death	—	754,138	—	—	754,138
Disability	941,500	754,138	—	—	1,695,638
Without Cause or for Good Reason —No Change in Control	941,500	368,975	—	44,401	1,354,876
Without Cause or for Good Reason —Change in Control	1,883,000	754,138	2,326,875	44,401	5,008,414
Lance C. Balk
Death	—	378,163	—	—	378,163
Disability	1,044,750	378,163	—	—	1,422,913
Without Cause or for Good Reason —No Change in Control	1,044,750	214,813	—	44,401	1,303,964
Without Cause or for Good Reason —Change in Control	2,089,500	378,163	1,085,875	44,401	3,597,939
Brett Petit
Death	—	347,775	—	—	347,775
Disability	815,750	347,775	—	—	1,163,525
Without Cause or for Good Reason —No Change in Control	815,750	205,025	—	44,401	1,065,176
Without Cause or for Good Reason —Change in Control	1,631,500	347,775	992,800	44,401	3,016,476
Catherine Aslin
Death	—	194,502	—	—	194,502
Disability	552,500	194,502	—	—	747,002
Without Cause or for Good Reason —No Change in Control	552,500	77,037	—	47,880	677,417
Without Cause or for Good Reason —Change in Control	1,105,000	194,502	861,500	47,880	2,208,882

(1)	Unvested portions of stock options would vest. The value is calculated by (a) multiplying the amount by which $55.63 (the closing price of the Company's common stock on December 31, 2018) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option and (b) adding the value of corresponding DERs as of December 31, 2018.
(2)	Project 750 awards vest assuming target performance (without any early achievement factor) upon a change in control. The value is calculated by (a) multiplying $55.63 (the closing price of the Company’s common stock on December 31, 2018) by the target number of shares under the Project 750 award and (b) adding the value of corresponding DERs as of December 31, 2018.

50        2019 Proxy Statement

EXECUTIVE COMPENSATION

CEO Pay Ratio

The Company is required to determine and disclose the pay ratio of the Chief Executive Officer to that of the Company’s median employee. For 2018, the Chief Executive Officer to median employee ratio was 739 to 1 (fulltime and seasonal employees) and 107 to 1 (fulltime employees only).

The Company’s operations rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, the Company considers the comparison to all employees inappropriate and believes a comparison to all fulltime employees only is more accurate. At the time this calculation was made, seasonal employees accounted for 83% of the Company’s workforce.

The Company used the same median employees for 2018 that it identified for 2017 in calculating the CEO pay ratio since there have not been changes in the employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in the pay ratio disclosure. The 2018 total taxable wages, which were based on the Company’s internal payroll records, were calculated in the same manner as total compensation in the Summary Compensation Table.

The median employee of all employees was a seasonal employee with total compensation of $9,964. The median employee of all fulltime employees had total compensation of $68,671. In calculating these amounts for non-U.S. employees, the Company converted Canadian dollars to U.S. dollars and Mexican pesos to U.S. dollars using a methodology consistent with the exchange rate methodology used in the Company’s financial reporting, and cost-of-living adjustments using the price level ratio of the purchasing power parity conversion factor published by the World Bank.

    2019 Proxy Statement    51

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures Regarding Transactions with Related Persons

The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company's common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Corporate Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party.

Transactions with Related Persons

During fiscal 2018, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.

During 2018, to the Company's knowledge, based solely on the Company's review of the copies of such forms received by the Company and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners.

52        2019 Proxy Statement

PROPOSAL 2:
ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2019. During 2018, KPMG LLP served as the Company's independent registered public accounting firm and also provided certain tax and audit-related services.

Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2019. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.

Required Vote

The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2019 in this Proposal 2.

FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

    2019 Proxy Statement    53

AUDIT, AUDIT-RELATED AND TAX FEES

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2018 and 2017, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2018 and 2017 includes the audit of the effectiveness of the Company's internal controls over financial reporting.

	2018	2017
Audit Fees(1)	$1,657,000	$1,705,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	$32,000	$33,000
(1)	In 2018 and 2017, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2018 and December 31, 2017, respectively. Audit fees for 2017 include costs related to the Company's $1.2 billion senior unsecured notes offering that occurred in April 2017 and costs related to consents filed with the Forms S-3 and S-8.
(2)	There were no audit-related fees incurred in 2018 and 2017.
(3)	Tax fees for 2018 and 2017 consisted primarily of fees for foreign tax compliance and consulting services because the Company does not use KPMG LLP for any domestic tax compliance services. Additionally, no such tax services were provided to any of the Company's officers or other employees. In 2018 and 2017, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2018 and December 31, 2017, respectively.

All audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related, tax and internal control-related services provided by the independent registered public accounting firm on an annual basis and, in addition, any individual engagements must be separately approved.

54        2019 Proxy Statement

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board recommended and the Company's stockholders approved that the advisory vote on executive compensation be held every year. Therefore, the next advisory vote on executive compensation after the Annual Meeting will occur at the 2020 annual meeting of stockholders. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company's stockholders have the opportunity to cast an advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation of the named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables.

The Board recommends approval of the “Say on Pay” proposal.

■	The highly customized executive compensation program is critical for the Company to attract top executive talent in this highly competitive market and to provide incentives to excel within the Company’s broad and highly complex business enterprise.
■	The compensation policies and practices strongly link pay to performance—with the majority of compensation at-risk and linked to the Company’s success—without encouraging undue risk.

■	The compensation program is aligned with the long-term interests of stockholders and appropriately rewards exceptional performance, as reflected by the performance awards.
■	The robust stock ownership guidelines tie the executive officers' interests to stockholders' interests over the long term.
■	The program is instrumental in helping the Company achieve strong financial performance, which has resulted in a total stockholder return of 90% over the last five years, compared to 50% for the S&P 500.

The details of the executive compensation program are described in the Compensation Discussion and Analysis section of this Proxy Statement, including the compensation philosophy and objectives, the 2018 compensation of the named executive officers, and the Company's strong performance during 2018.

As an advisory vote, this proposal is not binding on the Company. The Compensation Committee values the opinions expressed by the Company's stockholders and will consider the results of the vote in making future compensation decisions for the current named executive officers.

FOR ✔
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2018, AS DISCLOSED PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND NARRATIVE DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

    2019 Proxy Statement    55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of March 12, 2019 (except as otherwise noted below), by (a) the Company's directors, (b) each of the named executive officers listed in the 2018 Summary Compensation Table, (c) all of the Company's directors and executive officers (including those who are not "named executive officers") as a group, and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name	Number of Shares Beneficially Owned	Percentage of Class(1)
James Reid-Anderson(2)	3,987,545	4.7%
Marshall Barber	168,758	*
Lance C. Balk(3)	220,295	*
Brett Petit	170,628	*
Catherine Aslin	27,550	*
Usman Nabi	7,520	*
Kurt M. Cellar(4)	80,116	*
Nancy A. Krejsa	187,656	*
Jon L. Luther(5)	57,576	*
Stephen D. Owens(6)	26,679	*
Richard W. Roedel(5)	61,104	*
The Vanguard Group(7)	6,581,736	7.8%
BlackRock, Inc.(8)	6,410,933	7.6%
Capital Research Global Investors(9)	5,995,425	7.1%
H Partners, LP(10)	5,028,363	6.0%
Janus Henderson Group plc(11)	4,529,297	5.4%
All current directors and executive officers as a group (12 persons)	5,000,569	5.9%
*	Less than one percent.
(1)	Applicable ownership percentage is based on 84,225,352 shares of common stock outstanding as of March 12, 2019. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock, within 60 days.
(2)	Includes 300,000 shares that are within a grantor retained annuity trust of which Mr. Reid-Anderson is trustee and 171,799 shares that are held in a trust by Mr. Reid-Anderson's spouse.
(3)	Includes 40,074 shares that are held in a trust by Mr. Balk’s spouse.
(4)	Includes 3,000 shares held in Mr. Cellar’s IRA, 2,000 shares held in UTMA custodial accounts for Mr. Cellar’s sons, and 5,000 shares held in a trust.
(5)	The amounts for Messrs. Luther and Roedel also include 10,205 deferred stock units pursuant to the director cash retainer deferral program. Also, the amount for Mr. Roedel includes 20,474 shares held in his defined benefit pension plan, 25,383 shares held by his spouse and 954 held by his profit sharing plan.
(6)	The amount for Mr. Owens includes 4,823 shares held by a limited liability company owned by Mr. Owens and another person pursuant to agreement.

56        2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(7)	Based on Amendment No. 3 to Schedule 13G filed on February 11, 2019, all shares are beneficially owned by The Vanguard Group. The Vanguard Group reported having sole voting power over 39,728 shares, shared voting power over 9,288 shares, sole dispositive power over 6,539,920 shares, and shared dispositive power over 41,816 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVGI"), is the beneficial owner of 35,528 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVGI, is the beneficial owner of 16,488 shares as a result of its serving as investment manager of Australian investment offerings. The address for the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	Based on Amendment No. 1 to Schedule 13G filed on February 6, 2019, all shares are beneficially owned by BlackRock, Inc. and on behalf of itself and several subsidiaries. BlackRock, Inc. reported having sole voting power over 6,114,271 shares and sole dispositive power over 6,410,933 shares. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.
(9)	Based on Schedule 13G filed on February 14, 2019, all shares are beneficially owned by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors holds more than five percent of the outstanding common stock of the Company as of December 31, 2018 on behalf of its client, Capital Income Builder. The address for the reporting person is 333 South Hope Street, Los Angeles, California 90071.
(10)	Based on Amendment No. 9 to Schedule 13D filed on February 14, 2019, all shares may be deemed to be beneficially owned by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer. H Partners, LP has sole voting and investment power with respect to 3,435,981 shares. H Partners Capital, LLC, as the general partner of H Partners, LP, may be deemed to beneficially own 3,435,981 shares and may be deemed to have sole voting and investment power over such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, H Offshore Fund, Ltd. and H Partners Phoenix Capital, LLC, may have been deemed to beneficially own 5,028,363 shares and may be deemed to have sole voting and investment power over such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC, H Partners Capital, LLC and H Partners Phoenix Capital, LLC, may be deemed to have sole voting and investment power over 5,028,363 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.
(11)	Based on Schedule 13G filed on February 13, 2019, all shares may be deemed to be beneficially owned by Janus Henderson Group plc ("Janus Henderson"). Janus Henderson has an indirect 97.11% ownership stake in Intech Investment Management LLC, a registered investment adviser, and a 100% ownership stake in Janus Capital Management LLC, Janus Capital International Limited, Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each a registered investment advisor. As a result of their respective roles as investment advisers or sub-advisers to various managed portfolios, Janus Capital Management LLC, Janus Capital International Limited, and Intech Investment Management LLC, each may be deemed to be the beneficial owner of 4,422,727 shares, 98,682 shares, and 7,888 shares, respectively, held by such managed portfolios. The address for the reporting person is 201 Bishopsgate EC2M 3AE, United Kingdom.

    2019 Proxy Statement    57

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Internet Availability of Proxy Materials

Pursuant to SEC rules, the Company is furnishing proxy materials to its stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On March 19, 2019, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 6, 2019, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials including this Proxy Statement and the Annual Report for the year ended December 31, 2018.

This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Quorum

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.

Required Vote

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the seven nominees with the highest number of affirmative FOR votes will be elected	Not counted for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage
Advisory Vote to Ratify Appointment of KPMG LLP	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority
Advisory Vote on Executive Compensation	Majority of shares present at Annual Meeting; not binding on Company	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers do not have discretionary authority; not counted for purposes of calculating approval percentage

With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST or ABSTAIN.

All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, for any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

58        2019 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. However, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.

Revocation of Proxies

Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on April 30, 2019 to be counted.

Record Date

Only stockholders of record as of the close of business on March 6, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 6, 2019, the Company had issued and outstanding 84,224,572 shares of common stock, the

Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 6, 2019.

Proxy Voting Methods

If at the close of business on March 6, 2019, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. You may revoke your proxies at the times and in the manners described above. Whether or not you attend the Annual Meeting, your vote is important.

INTERNET

■	Go to www.proxyvote.com and follow the online instructions. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2019 to be counted.

TELEPHONE

■	Call toll-free (800) 690-6903 and follow the recorded instructions. Your vote must be received by 11:59 p.m. Eastern Time on April 30, 2019 to be counted.

MAIL

■	Request a proxy card by following the instructions on your Notice.
■	When you receive the proxy card, mark your selections on the proxy card.
■	Mail the signed proxy card in the postage-paid envelope that will be provided to you.

    2019 Proxy Statement    59

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Please cast your vote as soon as possible by:
visiting www.proxyvote.com	mailing your signed proxy card	calling toll-free from the United States and Canada to 1-800-690-6903

Householding

The SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as "householding", provides convenience for stockholders and cost savings for the Company.

If, at any time, a stockholder no longer wish to participate in householding and would prefer to receive a separate proxy statement and related materials, or if a stockholder's household is receiving multiple copies of these documents and the stockholder desires that future deliveries be limited to a single copy, such stockholder should please notify his or her broker. A stockholder may also request prompt delivery of a separate copy of this Proxy Statement and related materials by writing or calling the Company as follows: Investor Relations, Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, spurtell@sftp.com, 972-595-5180.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors,

officers, and employees of the Company in person, or by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

Directions to the Annual Meeting

You may obtain directions on attending the Annual Meeting and voting in person by calling the

Company’s Investor Relations Department at
(972) 595-5180.

60        2019 Proxy Statement

2020 STOCKHOLDER PROPOSALS

If a stockholder would like to include a proposal in the Company's proxy statement for the 2020 annual meeting of stockholders, the proposal must be submitted in writing to the Secretary of the Company at the Company's principal executive offices, no later than November 20, 2019, and must comply with Rule 14a-8 under the Exchange Act.

OTHER MATTERS

The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

DANIELLE J. BERNTHAL
Secretary

Grand Prairie, Texas
March 19, 2019

    2019 Proxy Statement    61

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 30, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 30, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58847-P17028

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIX FLAGS ENTERTAINMENT CORPORATION

The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kurt M. Cellar
02) Nancy A. Krejsa
03) Jon L. Luther
04) Usman Nabi
05) Stephen D. Owens
06) James Reid-Anderson
07) Richard W. Roedel

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E58848-P17028

SIX FLAGS ENTERTAINMENT CORPORATION
Annual Meeting of Stockholders
May 1, 2019 2:00 PM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lance C. Balk and Danielle J. Bernthal, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIX FLAGS ENTERTAINMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM ET on May 1, 2019, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side